EXHIBIT (17)(c)(ii)

Semiannual Report March 31, 2009

EATON VANCE

NATIONAL

MUNICIPALS

FUND

IMPORTANT NOTICES REGARDING PRIVACY,
DELIVERY OF SHAREHOLDER DOCUMENTS,
PORTFOLIO HOLDINGS AND PROXY VOTING

Privacy. The Eaton Vance organization is committed to ensuring your financial privacy. Each of the financial institutions identified below has in effect the following policy (“Privacy Policy”) with respect to nonpublic personal information about its customers:

Only such information received from you, through application forms or otherwise, and information about your Eaton Vance fund transactions will be collected. This may include information such as name, address, social security number, tax status, account balances and transactions.
None of such information about you (or former customers) will be disclosed to anyone, except as permitted by law (which includes disclosure to employees necessary to service your account). In the normal course of servicing a customer’s account, Eaton Vance may share information with unaffiliated third parties that perform various required services such as transfer agents, custodians and broker/dealers.
Policies and procedures (including physical, electronic and procedural safeguards) are in place that are designed to protect the confidentiality of such information.
We reserve the right to change our Privacy Policy at any time upon proper notification to you. Customers may want to review our Policy periodically for changes by accessing the link on our homepage:
www. eatonvance.com.

Our pledge of privacy applies to the following entities within the Eaton Vance organization: the Eaton Vance Family of Funds, Eaton Vance Management, Eaton Vance Investment Counsel, Boston Management and Research, and Eaton Vance Distributors, Inc.

In addition, our Privacy Policy only applies to those Eaton Vance customers who are individuals and who have a direct relationship with us. If a customer’s account (i.e. fund shares) is held in the name of a third-party financial adviser/ broker-dealer, it is likely that only such adviser’s privacy policies apply to the customer. This notice supersedes all previously issued privacy disclosures.

For more information about Eaton Vance’s Privacy Policy, please call 1-800-262-1122.

Delivery of Shareholder Documents. The Securities and Exchange Commission (the “SEC”) permits funds to deliver only one copy of shareholder documents, including prospectuses, proxy statements and shareholder reports, to fund investors with multiple accounts at the same residential or post office box address. This practice is often called “householding” and it helps eliminate duplicate mailings to shareholders.

Eaton Vance, or your financial adviser, may household the mailing of your documents indefinitely unless you instruct Eaton Vance, or your financial adviser, otherwise.

If you would prefer that your Eaton Vance documents not be householded, please contact Eaton Vance at 1-800-262-1122, or contact your financial adviser.

Your instructions that householding not apply to delivery of your Eaton Vance documents will be effective within 30 days of receipt by Eaton Vance or your financial adviser.

Portfolio Holdings. Each Eaton Vance Fund and its underlying Portfolio (if applicable) will file a schedule of its portfolio holdings on Form N-Q with the SEC for the first and third quarters of each fiscal year. The Form N-Q will be available on the Eaton Vance website www.eatonvance.com, by calling Eaton Vance at 1-800-262-1122 or in the EDGAR database on the SEC’s website at www.sec.gov. Form N-Q may also be reviewed and copied at the SEC’s public reference room in Washington, D.C. (call 1-800-732-0330 for information on the operation of the public reference room).

Proxy Voting. From time to time, funds are required to vote proxies related to the securities held by the funds. The Eaton Vance Funds or their underlying Portfolios (if applicable) vote proxies according to a set of policies and procedures approved by the Funds’ and Portfolios’ Boards. You may obtain a description of these policies and procedures and information on how the Funds or Portfolios voted proxies relating to portfolio securities during the most recent 12 month period ended June 30, without charge, upon request, by calling 1-800-262-1122. This description is also available on the SEC’s website at www.sec.gov.

Eaton Vance National Municipals Fund as of March 31, 2009

INVESTMENT UPDATE

Economic and Market Conditions

The six-month period ending March 31, 2009, was characterized by continued market and economic upheaval during the first two and a half months of the period, followed by the first sustained municipal bond rally of this bear market from mid-December 2008 through the end of the period. The U.S. economy, as measured by gross domestic product (GDP), contracted sharply in both the fourth quarter of 2008 and the first quarter of 2009 by 6.2% and 6.1%, respectively, according to the U.S. Department of Commerce. The first quarter 2009 figure was a preliminary estimate. Most of the major GDP components contributed to the decline, but a sharp downturn in consumer spending was particularly influential and continued to weigh on the economy in early 2009. While high commodity prices eased since their summertime peaks, consumers continued to pare spending as they remained cautious of what increasingly became a weaker economic environment. Rising unemployment levels, at a five-year high at period end, led to constrained personal consumption and overall economic contraction. The housing market continued to weigh on the economy during the first three months of the period, with new and existing home sales falling hard in the fourth quarter of calendar 2008.

In the first quarter of 2009, the U.S. economy began showing some signs of life. Although most economists forecast anemic growth for the remainder of the year, some of the data turned more positive early on. February was a particularly strong month for economic data: factory orders increased 1.8%; new home sales rose 4.7% — the first increase in seven months; and existing home sales surged 5.1%, the largest monthly gain since 2003. The upturn in the housing market was bolstered by historically low mortgage rates, an $8,000 tax credit for first-time home buyers that was part of President Obama’s stimulus legislation and a plethora of distressed properties on the market.

The capital markets experienced steep declines in the first two and a half months of the period, followed by a welcome rally during the latter three and a half months. The semiannual period was preceded by a number of distressing events in the fall of 2008, resulting in a freefall in both the credit and equity markets. Several calamitous events occurred in September alone, including the federal takeover of federally chartered mortgage giants Fannie Mae and Freddie Mac, the bankruptcy of Lehman Brothers and the announcement by Bank of America that it was acquiring Merrill Lynch. These actions, along with several other corporate shakeups, bank failures and bailouts, drastically redefined the Wall Street landscape.

In response, the U.S. government enacted a number of bold stimulus programs. Last fall, Congress approved a $700 billion program authorizing the federal government to purchase troubled assets from financial institutions, a program that continued to evolve since the bill was enacted into law. On February 17, 2009, President Obama signed a historic $787 billion stimulus program into law and outlined a $50 billion foreclosure rescue plan. Additionally, between September 30, 2008, and December 31, 2008, the U.S. Federal Reserve (the Fed) lowered the federal funds rate to a range of 0.0% to 0.25% from 2.00%. Also during the six-month period, the Fed took extraordinary actions through a variety of innovative lending techniques in an attempt to ease the credit crisis.

Management Discussion

Relative to the Fund’s primary benchmark, the Barclays Capital Municipal Bond Index1 (the Index) – a broad-based, unmanaged index of municipal bonds – the Fund underperformed for the six months ending March 31, 2009. As a result of an active management style that focuses on income and longer call protection, the Fund generally holds longer-maturity bonds relative to other bond funds and the Index. Much of the Fund’s underperformance occurred in the first three months of the period and, management believes, can be attributed to the continued shift of investors’ capital into shorter-maturity bonds — a result of the broader-

1Formerly called Lehman Brothers Municipal Bond Index. It is not possible to invest directly in an Index.

Past performance is no guarantee of future results.

Fund shares are not insured by the FDIC and are not deposits or other obligations of, or guaranteed by, any depository institution. Shares are subject to investment risks, including possible loss of principal invested.

The views expressed throughout this report are those of the portfolio manager and are current only through the end of the period of the report as stated on the cover. These views are subject to change at any time based upon market or other conditions, and the investment adviser disclaims any responsibility to update such views. These views may not be relied on as investment advice and, because investment decisions for a fund are based on many factors, may not be relied on as an indication of trading intent on behalf of any Eaton Vance fund. Portfolio information provided in the report may not be representative of the Fund’s current or future investments and may change due to active management.

aton Vance National Municipals Fund as of March 31, 2009

INVESTMENT UPDATE

based credit crisis — during this period. The move to shorter-term investments was originally driven by uncertainty surrounding financial companies’ exposure to subprime mortgage-backed debt, but it later spread to the muni market when major municipal bond insurers suffered rating downgrades due to their exposure to mortgage-related structured products.

Since mid-December 2008, however, the municipal market rallied considerably, and the Fund outperformed the Index. A number of factors appeared to be at work in the market’s rebound. Municipal demand, while anemic for much of last year, returned in dramatic fashion during the first quarter of 2009. Retail muni investors — those who buy municipal bonds directly or through managed products such as mutual funds — were the predominant force behind the renewed demand. While many retail investors fled the market in 2008 as a result of market volatility and intimidating news reports, the perception of risk began to mitigate during the early stages of the new year. While institutional demand was largely absent during the first quarter — as it was for much of 2008 — retail purchases kept overall demand levels strong.

Against this backdrop, we continue to manage our municipal funds with the same relative value approach that we have traditionally employed, maintaining a long-term perspective when markets exhibit extreme short-term volatility. We believe this approach has provided excellent long-term benefits to our investors over time. Furthermore, we believe that the 138.9% yield ratio of insured municipal bonds to 30-year Treasuries as of March 31, 2009 — as compared with the long-term average of 85%-90% — indicates that there is still relative value in municipal bonds when compared with their taxable counterparts.1

1Source: Bloomberg L.P. Yields are a compilation of a representative variety of general obligations and are not necessarily representative of the Fund’s yield.

Eaton Vance National Municipals Fund as of March 31, 2009

PERFORMANCE INFORMATION

Portfolio Manager: Thomas M. Metzold, CFA

Performance[1]	Class A	Class B	Class C	Class I
Share Class Symbol	EANAX	EVHMX	ECHMX	EIHMX
Average Annual Total Returns (at net asset value)
Six Months	-6.95%	-7.34%	-7.34%	-6.82%
One Year	-14.72	-15.40	-15.40	-14.48
Five Years	-0.87	-1.57	-1.60	-0.62
Ten Years	2.29	1.69	1.50	N.A.
Life of Fund†	4.50	4.92	2.96	2.95
SEC Average Annual Total Returns (including sales charge or applicable CDSC)
Six Months	-11.35%	-11.83%	-8.24%	-6.82%
One Year	-18.80	-19.42	-16.21	-14.48
Five Years	-1.83	-1.89	-1.60	-0.62
Ten Years	1.79	1.69	1.50	N.A.
Life of Fund†	4.16	4.92	2.96	2.95

† Inception dates: Class A: 4/5/94; Class B: 12/19/85; Class C: 12/3/93; Class I: 7/1/99

Total Annual
Operating Expenses[2]	Class A	Class B	Class C	Class I

Expense Ratio	1.10%	1.85%	1.85%	0.86%

Distribution Rates/Yields	Class A	Class B	Class C	Class I

Distribution Rate[3]	6.63%	5.85%	5.85%	6.89%
Taxable-Equivalent Distribution Rate[3,4] 10.20		9.00	9.00	10.60
SEC 30-day Yield[5]	6.29	5.85	5.85	6.87
Taxable-Equivalent SEC 30-day Yield[4,5] 9.68		9.00	9.00	10.57

Index Performance[6] (Average Annual Total Returns)
	Barclays Capital	Barclays Capital Long (22+)
	Municipal Bond Index	Municipal Bond Index
Six Months	5.00%	1.63%
One Year	2.27	-4.50
Five Years	3.21	1.76
Ten Years	4.60	4.00
Lipper Averages[7] (Average Annual Total Returns)
Lipper General Municipal Debt Funds Classification
Six Months		0.60%
One Year		-3.31
Five Years		1.23
Ten Years		2.92

Past performance is no guarantee of future results. Returns are historical and are calculated by determining the percentage change in net asset value or offering price (as applicable) with all distributions reinvested. Investment return and principal value will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Performance is for the stated time period only; due to market volatility, the Fund’s current performance may be lower or higher than the quoted return. For performance as of the most recent month end, please refer to www.eatonvance.com.

1 Average Annual Total Returns do not include the 4.75% maximum sales charge for Class A shares or the applicable contingent deferred sales charges (CDSC) for Class B and Class C shares. If sales charges were deducted, the returns would be lower. SEC Average Annual Total Returns for Class A reflect the maximum 4.75% sales charge. SEC Average Annual Total Returns for Class B reflect the applicable CDSC based on the following schedule: 5% - 1st and 2nd years; 4% - 3rd year; 3% - 4th year; 2% - 5th year; 1% - 6th year. SEC Average Annual Total Returns for Class C reflect a 1% CDSC for the first year. Class I shares are offered to certain investors at net asset value. 2 Source: Prospectus dated 2/1/09. Includes interest expense of 0.46% relating to the Fund’s liability with respect to floating rate notes held by third parties in conjunction with inverse floater securities transactions by the Fund. The Fund also records offsetting interest income relating to the municipal obligations underlying such transactions, and, as a result, net asset value and performance have not been affected by this expense. 3 The Fund's distribution rate represents actual distributions paid to shareholders and is calculated by dividing the last distribution per share (annualized) by the net asset value. 4 Taxable-equivalent figures assume a maximum 35.00% federal income tax rate. A lower tax rate would result in lower tax-equivalent figures. 5 The Fund's SEC yield is calculated by dividing the net investment income per share for the 30-day period by the offering price at the end of the period and annualizing the result. 6 It is not possible to invest directly in an Index. The Indices’ total returns do not reflect the expenses that would have been incurred if an investor individually purchased or sold the securities represented in the Indices. Index performance is available as of month end only. 7 The Lipper Averages are the average annual total returns, at net asset value, of the funds that are in the same Lipper Classification as the Fund. It is not possible to invest in a Lipper Classification. Lipper Classifications may include insured and uninsured funds, as well as leveraged and unleveraged funds. The Lipper General Municipal Debt Funds Classification contained 246, 240, 205 and 157 funds for the 6-month, 1-year, 5-year and 10-year time periods, respectively. Lipper Averages are available as of month end only.

Eaton Vance National Municipals Fund as of March 31, 2009

PORTFOLIO COMPOSITION

Rating Distribution*1

By total investments

*

The rating distribution presented above includes the ratings of securities held by spe- cial purpose vehicles in which the Fund holds a residual interest. See Note 1I to the Fund's financial statements. Absent such securities, the Fund's rating distribution at 3/31/09, is as follows, and the average rating is AA-.

AAA	29.8%	BB	0.2%
AA	39.2%	B	2.8%
A	17.1%	Not Rated	4.0%
BBB	6.9%

Fund Statistics2

• Number of Issues:	332
• Average Maturity:	26.8 years
• Average Effective Maturity:	25.1 years
• Average Call Protection:	11.3 years
• Average Dollar Price:	$79.47
• TOB Leverage[3] :	13.8%

1 Rating Distribution is determined by dividing the total market value of the issues by the total investments of the Fund. Although the investment adviser considers ratings when making investment decisions, it performs its own credit and investment analysis and does not rely primarily on the ratings assigned by the rating services. Credit quality can change from time to time, and recently issued credit ratings may not fully reflect the actual risks posed by a particular security or the issuer’s current financial condition.

2 Fund holdings information excludes securities held by special purpose vehicles in which the Fund holds a residual interest. See Note 1I to the Fund’s financial statements.

3 See Note 1l to the Fund’s financial statements. Tender option bonds (TOBs) are a form of investment leverage that create an opportunity for increased income but, at the same time, create special risks (including the likelihood of greater volatility of net asset value). TOB leverage represents the amount of TOB Floating Rate Notes outstanding at 3/31/09 as a percentage of the Fund’s net assets plus Floating Rate Notes. Floating Rate Notes reflect the effect of TOBs purchased in secondary market transactions.

Eaton Vance National Municipals Fund as of M ar c h 31, 2009

FUND EXPENSES

Example: As a shareholder of the Fund, you incur two types of costs: (1) transaction costs, including sales charges (loads) on purchases and redemption fees (if applicable); and (2) ongoing costs, including management fees; distribution or service fees; and other Fund expenses. This Example is intended to help you understand your ongoing costs (in dollars) of investing in the Fund and to compare these costs with the ongoing costs of investing in other mutual funds. The Example is based on an investment of $1,000 invested at the beginning of the period and held for the entire period (October 1, 2008 – March 31, 2009).

Actual Expenses: The first section of the table below provides information about actual account values and actual expenses. You may use the information in this section, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first section under the heading entitled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.

Hypothetical Example for Comparison Purposes: The second section of the table below provides information about hypothetical account values and hypothetical expenses based on the actual Fund expense ratio and an assumed rate of return of 5% per year (before expenses), which is not the actual return of the Fund. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.

Please note that the expenses shown in each table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges (loads) or redemption fees (if applicable). Therefore, the second section of the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transactional costs were included, your costs would have been higher.

	Eaton Vance National Municipals Fund

	Beginning Account Value	Ending Account Value	Expenses Paid During Period*
	(10/1/08)	(3/31/09)	(10/1/08 – 3/31/09)

Actual
Class A	$1,000.00	$930.50	$5.39
Class B	$1,000.00	$926.60	$8.98
Class C	$1,000.00	$926.60	$8.98
Class I	$1,000.00	$931.80	$4.14

Hypothetical
(5% return per year before expenses)
Class A	$1,000.00	$1,019.30	$5.64
Class B	$1,000.00	$1,015.60	$9.40
Class C	$1,000.00	$1,015.60	$9.40
Class I	$1,000.00	$1,020.60	$4.33

*

Expenses are equal to the Fund’s annualized expense ratio of 1.12% for Class A shares, 1.87% for Class B shares, 1.87% for Class C shares and 0.86% for Class I shares, multiplied by the average account value over the period, multiplied by 182/365 (to reflect the one-half year period). The Example assumes that the $1,000 was invested at the net asset value per share determined at the close of business on September 30, 2008.

Eaton Vance National Municipals Fund as of M ar c h 31, 2009

PORTFOLIO OF INVESTMENTS (Unaudited)

Tax - Exempt Inve stm ents — 115. 1%

Principal Amount
(000’s omitted)	Security	Value

Cogeneration — 0.8%

$22,150	Maryland Energy Cogeneration, (AES Warrior Run),
	(AMT), 7.40%, 9/1/19	$16,659,014
6,100	Pennsylvania Economic Development Financing
	Authority, (Northampton Generating), (AMT),
	6.50%, 1/1/13	4,886,466
21,950	Pennsylvania Economic Development Financing
	Authority, (Northampton Generating), (AMT),
	6.60%, 1/1/19	16,087,155
2,900	Pennsylvania Economic Development Financing
	Authority, (Northampton Generating), Junior Liens,
	(AMT), 6.875%, 1/1/11	1,633,454
5,000	Pennsylvania Economic Development Financing
	Authority, (Northampton Generating), Junior Liens,
	(AMT), 6.95%, 1/1/21	2,752,800

		$42,018,889

Education — 4.8%

$15,095	California Educational Facilities Authority,
	(Claremont McKenna College), 5.00%, 1/1/39	$14,528,787
47,500	Connecticut Health and Educational Facilities
	Authority, (Yale University), 4.85%, 7/1/37(1)	47,753,460
3,000	Connecticut Health and Educational Facilities
	Authority, (Yale University), 4.85%, 7/1/37	3,015,990
18,410	Connecticut Health and Educational Facilities
	Authority, (Yale University), 5.00%, 7/1/42(2)	18,631,840
33,305	Houston, TX, Higher Educational Finance Corp.,
	(Rice University), 4.50%, 11/15/37(3)	30,830,771
31,200	Houston, TX, Higher Educational Finance Corp.,
	(Rice University), 4.50%, 5/15/42	28,082,496
6,000	Massachusetts Health and Educational Facilities
	Authority, (Harvard University),
	5.00%, 10/1/38(1)	6,095,560
11,100	Massachusetts Health and Educational Facilities
	Authority, (Harvard University),
	5.50%, 11/15/36(2)	11,798,079
4,750	Massachusetts Health and Educational Facilities
	Authority, (Massachusetts Institute of Technology),
	5.50%, 7/1/36	5,039,370
30,000	Missouri Health and Educational Facilities Authority,
	(Washington University), 5.375%, 3/15/39(2)	31,354,200
15,265	New York Dormitory Authority, (Vassar College),
	4.25%, 7/1/39	12,559,737
17,000	North Carolina Capital Facilities Finance Agency,
	(Duke University), 5.00%, 10/1/38	17,106,420
15,000	North Carolina Capital Facilities Finance Agency,
	(Duke University), 5.00%, 10/1/38(1)	15,093,975

		$241,890,685

Principal Amount
(000’s omitted)	Security	Value

Electric Utilities — 2.2%
$9,260	Brazos River Authority, TX, Pollution Control
	Revenue, (Texas Energy Co.), (AMT),
	5.40%, 5/1/29	$3,719,742
32,500	Brazos River Authority, TX, Pollution Control
	Revenue, (Texas Energy Co.), (AMT),
	8.25%, 5/1/33	17,609,150
12,050	Long Island, NY, Electric Power Authority,
	5.75%, 4/1/39	12,217,374
5,000	Matagorda County, TX, Navigation District No. 1,
	(Reliant Energy), (AMT), 5.95%, 5/1/30	3,861,200
4,505	Omaha, NE, Public Power District,
	5.00%, 2/1/39	4,442,831
600	Pennsylvania Economic Development Financing
	Authority, (Reliant Energy, Inc.), (AMT),
	6.75%, 12/1/36	510,102
10,780	San Antonio, TX, (Electric and Gas Systems),
	4.75%, 2/1/28	10,620,995
18,240	San Antonio, TX, (Electric and Gas Systems),
	5.00%, 2/1/30	18,252,768
42,225	San Antonio, TX, (Electric and Gas Systems),
	5.00%, 2/1/34	41,748,280
		$112,982,442

Escrowed/Prerefunded — 0.2%
$2,400	Bexar County, TX, Health Facilities, (St. Luke’s
	Lutheran), Escrowed to Maturity, 7.00%, 5/1/21	$3,133,608
11,195	Colorado Health Facilities Authority, (Liberty
	Heights), Escrowed to Maturity,
	0.00%, 7/15/22(2)	6,261,140
1,915	Lackawanna County, PA, Industrial Development
	Authority, (Edella Street Associates), Prerefunded to
	9/1/09, 8.875%, 9/1/14	2,001,826
		$11,396,574

General Obligations — 13.2%
$5,570	California, 4.75%, 9/1/35	$4,659,194
25,000	California, 6.00%, 4/1/38(4)	25,018,500
15,905	California, (AMT), 5.05%, 12/1/36	12,652,587
94,200	Clark County, NV, 5.00%, 6/1/38(1)	88,956,357
60,945	Florida Board of Education, 5.00%, 6/1/37(1)	59,413,452
67,710	Judson, TX, Independent School District,
	4.50%, 2/1/35	62,825,401
7,080	Los Angeles, CA, Unified School District, Series D,
	5.00%, 1/1/34	6,685,998
6,245	Los Angeles, CA, Unified School District, Series F,
	5.00%, 1/1/34	5,897,466
36,330	Los Angeles, CA, Unified School District, Series I,
	5.00%, 1/1/34	34,308,236

See notes to financ ial statements
6

Eaton Vance National Municipals Fund as of M ar c h 31, 2009

PORTFOLIO OF INVESTMENTS (Unaudited) CONT’D

Principal Amount
(000’s omitted)		Security	Value

General Obligations (continued)
$20,230		Maricopa County, AZ, Community College District,
		3.00%, 7/1/23(4)	$16,329,049
5,815		Newton, MA, 5.00%, 4/1/33(4)	5,915,309
5,275		Newton, MA, 5.00%, 4/1/36(4)	5,349,272
11,480		Newton, MA, 5.00%, 4/1/39(4)	11,632,569
41,620		Port Authority of Houston, TX, (Harris County),
		(AMT), 5.625%, 10/1/38(1)	39,917,950
5		Port Authority of Houston, TX, (Harris County),
		(AMT), 5.625%, 10/1/38	4,795
9,515	Salem	-Keizer, OR, School District No. 24J,
		0.00%, 6/15/21	5,366,841
15,595	Salem	-Keizer, OR, School District No. 24J,
		0.00%, 6/15/22	8,262,075
20,785	Salem	-Keizer, OR, School District No. 24J,
		0.00%, 6/15/24	9,600,384
13,210	Salem	-Keizer, OR, School District No. 24J,
		0.00%, 6/15/25	5,685,980
13,210	Salem	-Keizer, OR, School District No. 24J,
		0.00%, 6/15/26	5,334,726
11,290	Salem	-Keizer, OR, School District No. 24J,
		0.00%, 6/15/27	4,272,023
11,180	Salem	-Keizer, OR, School District No. 24J,
		0.00%, 6/15/28	3,950,900
8,805	Salem	-Keizer, OR, School District No. 24J,
		0.00%, 6/15/29	2,918,769
36,300		San Francisco, CA, Bay Area Rapid Transit District,
		(Election of 2004), 4.75%, 8/1/37(1)	34,509,321
10,000		South Carolina, 3.00%, 8/1/22(2)	8,732,600
100,925		Texas, (Transportation Commission-Mobility Fund),
		4.50%, 4/1/32	93,812,815
115,000		Texas, (Transportation Commission-Mobility Fund),
		4.50%, 4/1/33(1)	106,713,100
			$668,725,669

Health Care-Miscellaneous — 0.1%
$1,682		Tax Revenue Exempt Securities Trust, Community
		Health Provider, (Pooled Loan Program Various States
		Trust Certificates), 5.50%, 12/1/36(5)	$1,721,311
1,801		Tax Revenue Exempt Securities Trust, Community
		Health Provider, (Pooled Loan Program Various
		States Trust Certificates), 5.875%, 12/1/36(5)	1,844,115
			$3,565,426

Hospital — 12.2%
$34,260		Alabama Special Care Facilities Financing Authority,
		(Ascension Health), 5.00%, 11/15/39(1)	$31,764,673
6,065		Brevard County, FL, Health Facilities Authority,
		(Health First, Inc.), 5.00%, 4/1/36	4,296,203

Principal Amount
(000’s omitted)	Security	Value

Hospital (continued)
$18,600	California Health Facilities Financing Authority,
	(Catholic Healthcare West), 5.625%, 7/1/32	$17,344,128
49,110	California Health Facilities Financing Authority,
	(Sutter Health), 5.25%, 11/15/46(1)	43,143,626
20	California Health Facilities Financing Authority,
	(Sutter Health), 5.25%, 11/15/46	17,568
11,000	California Statewide Communities Development
	Authority, (Huntington Memorial Hospital),
	5.00%, 7/1/35	8,834,540
7,195	California Statewide Communities Development
	Authority, (John Muir Health), 5.00%, 8/15/36	5,929,112
68,805	California Statewide Communities Development
	Authority, (Kaiser Permanente), 5.00%, 3/1/41	54,999,965
59,525	California Statewide Communities Development
	Authority, (Sutter Health), 5.25%, 11/15/48	51,018,877
5,095	Camden County, NJ, Improvement Authority,
	(Cooper Health System), 5.00%, 2/15/25	3,613,629
12,725	Camden County, NJ, Improvement Authority,
	(Cooper Health System), 5.00%, 2/15/35	8,032,020
14,320	Camden County, NJ, Improvement Authority,
	(Cooper Health System), 5.25%, 2/15/27	10,197,988
27,615	Colorado Health Facilities Authority, (Catholic
	Health Initiatives), 4.50%, 9/1/38	22,164,351
32,650	Indiana Health and Educational Facilities Authority,
	(Ascension Health), 5.00%, 11/15/36	29,592,328
39,025	Maryland Health and Higher Educational Facilities
	Authority, (MedStar Health), 4.75%, 5/15/42	28,128,440
2,155	Michigan Hospital Finance Authority, (Henry Ford
	Health System), 5.00%, 11/15/38	1,552,009
20,000	Michigan Hospital Finance Authority, (Henry Ford
	Health System), 5.25%, 11/15/46	14,811,800
24,075	Michigan Hospital Finance Authority, (McLaren
	Healthcare), 5.00%, 8/1/35	19,445,137
17,000	Michigan Hospital Finance Authority, (McLaren
	Healthcare), 5.75%, 5/15/38	15,537,320
29,745	New York Dormitory Authority, (Memorial Sloan-
	Kettering Cancer Center), 4.75%, 7/1/28	28,758,953
54,300	New York Dormitory Authority, (Memorial Sloan-
	Kettering Cancer Center), 5.00%, 7/1/36(1)	51,961,570
12,795	New York Dormitory Authority, (NYU Hospital
	Center), 5.625%, 7/1/37	8,472,977
7,085	Ohio Higher Educational Facility Commission,
	(Cleveland Clinic Health), 5.50%, 1/1/43	6,998,634
4,000	Oneida County, NY, Industrial Development Agency,
	(Elizabeth Medical Center), 6.00%, 12/1/29	2,716,720
41,400	Orange County, FL, Health Facilities Authority,
	(Orlando Regional Medical Center),
	5.375%, 10/1/41	32,577,246
849	Osceola County, FL, Industrial Development
	Authority, Community Provider Pooled Loan,
	7.75%, 7/1/17	777,209

See notes to financ ial statements
7

Eaton Vance National Municipals Fund as of M ar c h 31, 2009

PORTFOLIO OF INVESTMENTS (Unaudited) CONT’D

Principal Amount
(000’s omitted)	Security	Value

Hospital (continued)
$2,000	South Carolina Jobs - Economic Development
	Authority, (Kershaw County Medical Center Project),
	6.00%, 9/15/38	$1,605,080
63,000	South Miami, FL, Health Facilities Authority,
	(Baptist Health), 5.00%, 8/15/37(1)	52,561,530
75,000	South Miami, FL, Health Facilities Authority,
	(Baptist Health), 5.00%, 8/15/42(1)	60,991,125
2,500	West Orange, FL, Health Care District,
	5.80%, 2/1/31	2,099,325
		$619,944,083

Housing — 4.4%
$6,720	Arkansas Development Finance Authority, MFMR,
	(Park Apartments), (AMT), 5.95%, 12/1/28	$4,146,173
22,350	California Housing Finance Agency, (AMT),
	4.75%, 8/1/42	15,525,204
7,064	California Housing Finance Agency, (AMT), Variable
	Rate, 23.769%, 8/1/38(5)(6)(7)	1,048,651
16,000	Charter Mac Equity Trust, TN,
	6.625%, 6/30/09(5)	16,117,920
8,540	Lake Creek, CO, (Affordable Housing Corp.),
	6.25%, 12/1/23	7,232,611
14,570	New Hampshire Housing Finance Authority, Multi-
	Family Housing, (AMT), 6.20%, 7/1/36	10,231,345
27,380	New Jersey Housing and Mortgage Finance Agency,
	Single Family Housing, (AMT), 4.625%, 10/1/27	23,316,261
10,640	Texas Student Housing Corp., (University of
	Northern Texas), 6.85%, 7/1/31	7,315,106
37,680	Virginia Housing Development Authority, (AMT),
	4.90%, 1/1/33	33,870,552
23,335	Virginia Housing Development Authority, (AMT),
	5.20%, 10/1/26(1)	22,403,000
6,940	Virginia Housing Development Authority, (AMT),
	Variable Rate, 22.454%, 10/1/35(5)(6)(7)	4,778,537
53,420	Virginia Housing Development Authority, Series A,
	(AMT), 5.10%, 10/1/35(3)	49,065,202
30,150	Virginia Housing Development Authority, Series A1,
	(AMT), 5.10%, 10/1/35	27,692,172
		$222,742,734

Industrial Development Revenue — 8.6%
$6,620	Austin, TX, (CargoPort Development LLC), (AMT),
	8.30%, 10/1/21	$5,967,996
2,155	Broward County, FL, (Lynxs CargoPort), (AMT),
	6.75%, 6/1/19	1,764,492
2,250	Calhoun County, AR, Solid Waste Disposal
	Revenue, (Georgia-Pacific Corp.), (AMT),
	6.375%, 11/1/26	1,411,628
2,460	Capital Trust Agency, FL, (Fort Lauderdale Project),
	(AMT), 5.75%, 1/1/32	1,607,733

Principal Amount
(000’s omitted)	Security	Value

Industrial Development Revenue (continued)
$4,000	Courtland, AL, Solid Waste Disposal, (Champion
	International Corp.), (AMT), 6.70%, 11/1/29	$2,747,760
15,325	Denver, CO, City and County Special Facilities,
	(United Airlines), (AMT), 5.25%, 10/1/32	6,906,364
37,970	Denver, CO, City and County Special Facilities,
	(United Airlines), (AMT), 5.75%, 10/1/32	18,156,495
5,495	Hardeman County, TN, (Correctional Facilities
	Corp.), 7.75%, 8/1/17	4,983,855
40,000	Houston, TX, Airport System, (Continental Airlines),
	(AMT), 6.75%, 7/1/29	24,520,000
125,600	Liberty Development Corp., NY, (Goldman Sachs
	Group, Inc.), 5.25%, 10/1/35	104,614,752
66,485	Liberty Development Corp., NY, (Goldman Sachs
	Group, Inc.), 5.50%, 10/1/37	56,725,002
10,805	McMinn County, TN, (Calhoun Newsprint - Bowater,
	Inc.), (AMT), 7.40%, 12/1/22	1,943,171
10,000	Michigan Strategic Fund, (S.D. Warren), Series A,
	(AMT), 7.375%, 1/15/22	7,575,200
15,000	Michigan Strategic Fund, (S.D. Warren), Series B,
	(AMT), 7.375%, 1/15/22	11,362,800
3,500	Michigan Strategic Fund, (S.D. Warren), Series C,
	(AMT), 7.375%, 1/15/22	2,651,320
5,025	New Jersey Economic Development Authority,
	(American Airlines, Inc.), (AMT),
	7.10%, 11/1/31	1,855,230
18,820	New Jersey Economic Development Authority,
	(Continental Airlines), (AMT), 6.25%, 9/15/29	10,709,333
4,950	New Jersey Economic Development Authority,
	(Continental Airlines), (AMT), 9.00%, 6/1/33	3,780,463
4,000	New York, NY, Industrial Development Agency,
	(American Airlines, Inc. - JFK International Airport),
	(AMT), 7.50%, 8/1/16	3,164,400
36,000	New York, NY, Industrial Development Agency,
	(American Airlines, Inc. - JFK International Airport),
	(AMT), 7.625%, 8/1/25	25,182,360
3,000	New York, NY, Industrial Development Agency,
	(American Airlines, Inc. - JFK International Airport),
	(AMT), 7.75%, 8/1/31	2,046,600
10,000	New York, NY, Industrial Development Agency,
	(American Airlines, Inc. - JFK International Airport),
	(AMT), 8.00%, 8/1/12	8,546,000
8,000	New York, NY, Industrial Development Agency,
	(American Airlines, Inc. - JFK International Airport),
	(AMT), 8.00%, 8/1/28	5,695,520
12,500	New York, NY, Industrial Development Agency,
	(American Airlines, Inc. - JFK International Airport),
	(AMT), 8.50%, 8/1/28	9,439,125
5,000	Skowhegan, ME, (S.D. Warren), (AMT),
	6.65%, 10/15/15	4,422,700
159,640	St. John Baptist Parish, LA, (Marathon Oil Corp.),
	5.125%, 6/1/37	111,834,206

		$439,614,505

See notes to financ ial statements
8

Eaton Vance National Municipals Fund as of M ar c h 31, 2009

PORTFOLIO OF INVESTMENTS (Unaudited) CONT’D

Principal Amount
(000’s omitted)	Security	Value

Insured-Education — 1.1%

$3,610	Alabama State Board of Education, (Jefferson
	State Community College), (NPFG),
	4.625%, 10/1/32	$3,246,654
41,120	Baldwin County, AL, Board of Education, (AMBAC),
	4.50%, 7/1/37	35,624,723
9,145	Broward County, FL, Educational Facilities Authority,
	(Nova Southeastern University), (AGC),
	4.50%, 4/1/36	7,963,740
8,560	Massachusetts Development Finance Agency,
	(Boston University), (AMBAC), 5.00%, 10/1/39	7,628,158

		$54,463,275

Insured-Electric Utilities — 3.8%

$11,200	California Pollution Control Financing Authority,
	(Pacific Gas and Electric Co.), Series B (FGIC),
	(AMT), 4.75%, 12/1/23	$9,244,256
35,000	California Pollution Control Financing Authority,
	(Pacific Gas and Electric Co.), Series D (FGIC),
	(AMT), 4.75%, 12/1/23	28,888,300
55,925	Hawaii Department of Budget and Finance,
	(Hawaiian Electric Company), (FGIC), (AMT),
	4.60%, 5/1/26	36,881,978
40,660	Long Island, NY, Power Authority, (BHAC),
	5.50%, 5/1/33	42,713,330
15,580	Los Angeles, CA, Department of Water and Power,
	(FSA), 4.625%, 7/1/37	13,913,563
38,190	Matagorda County, TX, Navigation District No. 1,
	(AEP Texas Central Co.), (NPFG), (AMT),
	5.20%, 5/1/30	29,121,021
6,615	Missouri Joint Municipal Electric Utility Commission,
	(AMBAC), (BHAC), 4.50%, 1/1/37	6,130,385
20,960	Puerto Rico Electric Power Authority, (FGIC),
	(NPFG), 5.25%, 7/1/30	17,644,128
11,200	Puerto Rico Electric Power Authority, (NPFG),
	5.25%, 7/1/26	9,759,456

		$194,296,417

Insured-General Obligations — 7.8%

$40,000	California, (AGC), 5.00%, 11/1/37(1)	$35,916,800
8,485	California, (FSA), 3.25%, 12/1/28	5,848,795
50,985	Detroit, MI, City School District, (FSA),
	5.25%, 5/1/32(8)	46,385,133
99,875	District of Columbia, (FGIC), (NPFG),
	4.50%, 6/1/37	84,452,302
78,490	District of Columbia, (FGIC), (NPFG),
	4.75%, 6/1/33	70,957,315
12,250	Frisco, TX, Independent School District, (FSA),
	3.75%, 8/15/38	9,407,632
4,425	Geary County, KS, Unified School District #475,
	(NPFG), 3.00%, 9/1/26	3,252,021

Principal Amount
(000’s omitted)	Security	Value

Insured-General Obligations (continued)
$51,625	Los Angeles, CA, Unified School District, (Election
	of 2005), (FSA), 4.75%, 7/1/32(1)	$46,953,454
10,000	Montgomery County, TX, (Municipal Utility District
	No. 46 Waterworks and Sewer), (AMBAC),
	4.00%, 3/1/30	8,063,600
10,655	San Juan, CA, Unified School District, (FSA),
	0.00%, 8/1/24	4,371,214
89,460	Texas, (Transportation Commission-Mobility Fund),
	(FGIC), (NPFG), 4.50%, 4/1/35	82,017,823

		$397,626,089

Insured-Hospital — 1.4%

$5,000	California Statewide Communities Development
	Authority, (Catholic Healthcare West), (AGC),
	5.25%, 7/1/41	$4,486,950
6,340	Maryland Health and Higher Educational Facilities
	Authority, (LifeBridge Health), (AGC),
	4.75%, 7/1/42(1)	5,334,159
35	Maryland Health and Higher Educational Facilities
	Authority, (LifeBridge Health), (AGC),
	4.75%, 7/1/42	29,446
38,800	Maryland Health and Higher Educational Facilities
	Authority, (LifeBridge Health), (AGC),
	4.75%, 7/1/47(1)	32,179,556
14,575	Maryland Health and Higher Educational Facilities
	Authority, (Medlantic/Helix Issue), (AMBAC),
	5.25%, 8/15/38	12,290,806
3,145	New Jersey Health Care Facilities Financing
	Authority, (Meridian Health Center), (AGC),
	5.00%, 7/1/38	3,027,880
13	Osceola County, FL, Industrial Development
	Authority, Community Provider Pooled Loan-93
	Program, (FSA), 7.75%, 7/1/10	13,069
9,010	Sarasota County, FL, Public Hospital Board,
	(Sarasota Memorial Hospital), (NPFG),
	5.50%, 7/1/28	7,579,122
5,000	Wisconsin Health and Educational Facilities
	Authority, (Ministry Health Care), (NPFG),
	5.125%, 2/15/22	4,664,250

		$69,605,238

Insured-Housing — 0.2%

$3,000	Florida Housing Finance Authority, (Brittany of
	Rosemont), (AMBAC), (AMT), 6.875%, 8/1/26	$3,002,670
10,000	Rhode Island Housing and Mortgage Finance Corp.,
	(Rental Housing Program), (FSA), (AMT),
	5.50%, 10/1/49	9,242,700

		$12,245,370

See notes to financ ial statements
9

Eaton Vance National Municipals Fund as of M ar c h 31, 2009

PORTFOLIO OF INVESTMENTS (Unaudited) CONT’D

Principal Amount
(000’s omitted)	Security	Value

Insured-Lease Revenue/Certificates of
Participation — 1.4%

$77,995	Hudson, NY, Infrastructure Corp., (NPFG),
	4.50%, 2/15/47	$57,876,190
7,580	Jackson County, MO, (Harry S. Truman Sports
	Complex), (AMBAC), 4.50%, 12/1/31	6,683,816
3,935	Western Regional Jail Authority, VA, (NPFG),
	4.25%, 6/1/34	3,370,524
3,645	Western Regional Jail Authority, VA, (NPFG),
	4.25%, 6/1/39	3,066,393
		$70,996,923

Insured-Other Revenue — 4.8%

$115,505	Golden State Tobacco Securitization Corp., CA,
	(Tobacco Settlement Revenue), (AGC),
	5.00%, 6/1/45	$101,109,612
68,155	Harris County-Houston, TX, Sports Authority,
	(NPFG), 0.00%, 11/15/34	9,269,762
25,000	Harris County-Houston, TX, Sports Authority,
	(NPFG), 0.00%, 11/15/41	1,788,750
1,710	Kentucky Economic Development Finance Authority,
	(Louisville Arena Project), (AGC),
	6.00%, 12/1/33	1,738,745
15,195	Massachusetts Development Finance Agency,
	(WGBH Educational Foundation), (AGC),
	4.50%, 1/1/39	13,446,207
11,725	New York, NY, Industrial Development Agency,
	(Queens Baseball Stadium), (AGC),
	6.375%, 1/1/39	12,628,529
6,085	New York, NY, Industrial Development Agency,
	(Queens Baseball Stadium), (AGC),
	6.50%, 1/1/46	6,565,046
50,000	New York, NY, Industrial Development Agency,
	(Yankee Stadium), (AGC), 7.00%, 3/1/49	55,691,500
54,375	New York, NY, Industrial Development Agency,
	(Yankee Stadium), (NPFG), 4.75%, 3/1/46	39,701,362
		$241,939,513

Insured-Ports — 0.5%

$36,915	Alabama State Dock Authority, (NPFG), (AMT),
	4.50%, 10/1/36	$26,421,173
		$26,421,173

Insured-Special Tax Revenue — 7.1%

$13,305	Illinois Sports Facility Authority, (AMBAC),
	0.00%, 6/15/23	$6,109,922
31,010	Illinois Sports Facility Authority, (AMBAC),
	0.00%, 6/15/24	13,261,737
9,500	Illinois Sports Facility Authority, (AMBAC),
	0.00%, 6/15/25	3,755,255

Principal Amount
(000’s omitted)	Security	Value

Insured-Special Tax Revenue (continued)
$20,795	Louisiana Gas and Fuels Tax, (FGIC), (FSA),
	5.00%, 5/1/41	$20,243,309
43,225	Louisiana Gas and Fuels Tax, (FGIC), (NPFG),
	4.50%, 5/1/41	37,874,610
2,970	Massachusetts Bay Transportation Authority,
	Revenue Assessment, (NPFG), 4.00%, 7/1/33	2,427,975
10,000	Massachusetts, Special Obligation, (FGIC), (NPFG),
	5.50%, 1/1/29	10,180,600
6,000	Massachusetts, Special Obligation, (FGIC), (NPFG),
	5.50%, 1/1/30	6,073,800
14,715	Metropolitan Pier and Exposition Authority, IL,
	(McCormick Place Expansion), (NPFG),
	0.00%, 12/15/24	6,540,523
106,655	Metropolitan Pier and Exposition Authority, IL,
	(McCormick Place Expansion), (NPFG),
	0.00%, 12/15/32	26,999,713
1,575	Miami-Dade County, FL, Special Obligation,
	(NPFG), 0.00%, 10/1/36	197,568
6,630	Miami-Dade County, FL, Special Obligation,
	(NPFG), 0.00%, 10/1/37	769,345
5,000	Miami-Dade County, FL, Special Obligation,
	(NPFG), 0.00%, 10/1/38	533,700
10,000	Miami-Dade County, FL, Special Obligation,
	(NPFG), 0.00%, 10/1/39	987,100
10,055	Miami-Dade County, FL, Special Obligation,
	(NPFG), 0.00%, 10/1/40	917,217
37,180	New York, NY, Transitional Finance Authority,
	(FGIC), (NPFG), 4.25%, 1/15/34	30,476,818
29,200	New York Convention Center Development Corp.,
	Hotel Occupancy Tax, (AMBAC), 4.75%, 11/15/45	23,179,252
16,245	New York Urban Development Corp., Personal
	Income Tax, (NPFG), 4.50%, 3/15/37	14,375,688
745	Opa-Locka, FL, Capital Improvement, (FGIC),
	(NPFG), 7.00%, 1/1/14	748,055
1,699,600	Puerto Rico Sales Tax Financing, (AMBAC),
	0.00%, 8/1/54	61,695,480
156,320	Puerto Rico Sales Tax Financing, (NPFG),
	0.00%, 8/1/44	13,687,379
310,060	Puerto Rico Sales Tax Financing, (NPFG),
	0.00%, 8/1/45	25,207,878
247,755	Puerto Rico Sales Tax Financing, (NPFG),
	0.00%, 8/1/46	18,608,878
9,185	Regional Transportation Authority, LA, (FGIC),
	(NPFG), 0.00%, 12/1/15	6,281,713
9,500	Regional Transportation Authority, LA, (FGIC),
	(NPFG), 0.00%, 12/1/21	4,122,810
31,935	San Jose, CA, Redevelopment Agency, (Merged
	Area), (XLCA), 4.25%, 8/1/36	20,795,433
4,140	Sunrise, FL, Public Facilities, (NPFG),
	0.00%, 10/1/16	2,953,683

		$359,005,441

See notes to financ ial statements
10

Eaton Vance National Municipals Fund as of M ar c h 31, 2009

PORTFOLIO OF INVESTMENTS (Unaudited) CONT’D

Principal Amount
(000’s omitted)	Security	Value

Insured-Student Loan — 2.4%

$76,340	Massachusetts Educational Financing Authority,
	(AGC), (AMT), 6.35%, 1/1/30	$75,206,351
10,000	Massachusetts Educational Financing Authority,
	(AMBAC), (AMT), 4.70%, 1/1/27	7,990,200
50,190	Massachusetts Educational Financing Authority,
	(AMBAC), (AMT), 4.70%, 1/1/33	36,819,886

		$120,016,437

Insured-Transportation — 9.1%

$10,000	Chicago, IL, (O’Hare International Airport),
	(AMBAC), (AMT), 5.375%, 1/1/32	$8,608,500
44,295	Chicago, IL, (O’Hare International Airport), (FSA),
	4.50%, 1/1/38	38,296,571
11,975	Chicago, IL, (O’Hare International Airport), (FSA),
	(AMT), 5.25%, 1/1/30	10,915,931
69,995	Clark County, NV, Airport Authority, (FGIC),
	(NPFG), 5.00%, 7/1/36	62,454,439
13,335	E-470 Public Highway Authority, CO, (NPFG),
	0.00%, 9/1/37	1,148,277
22,385	E-470 Public Highway Authority, CO, (NPFG),
	0.00%, 9/1/38	1,760,356
10,000	Indiana Finance Authority, Highway Revenue,
	(FGIC), (NPFG), 4.50%, 6/1/27	9,350,400
23,720	Maryland Transportation Authority, (FSA),
	4.50%, 7/1/41	21,821,689
7,620	Miami-Dade County, FL, Aviation Revenue, (Miami
	International Airport), (AGC), (CIFG), (AMT),
	5.00%, 10/1/38	6,433,718
52,480	Miami-Dade County, FL, Aviation Revenue, (Miami
	International Airport), (FSA), (AMT),
	5.25%, 10/1/41(8)	45,721,101
40,395	Minneapolis and St. Paul, MN, Metropolitan Airport
	Commission, (AMBAC), 4.50%, 1/1/32(8)	35,279,781
79,880	New Jersey Transportation Trust Fund Authority,
	(Transportation System), (AMBAC),
	4.75%, 12/15/37	75,111,164
104,265	North Texas Tollway Authority, (AGC),
	0.00%, 1/1/33	24,063,319
58,690	North Texas Tollway Authority, (AGC),
	0.00%, 1/1/42	38,088,636
26,945	Port Authority of New York and New Jersey,
	(AGC), (AMT), 4.50%, 9/1/35	21,144,550
20,995	Port Authority of New York and New Jersey,
	(FSA), (AMT), 4.25%, 12/1/32	15,821,832
13,925	Port Authority of New York and New Jersey,
	(FSA), (AMT), 4.50%, 12/1/36	10,937,948
4,960	South Carolina Transportation Infrastructure Bank,
	(AMBAC), (XLCA), 4.50%, 10/1/32	4,345,704

Principal Amount
(000’s omitted)	Security	Value

Insured-Transportation (continued)
$15,270	Tampa-Hillsborough County, FL, Expressway
	Authority, (AMBAC), 4.00%, 7/1/34	$11,901,744
49,500	Texas Turnpike Authority, (AMBAC),
	0.00%, 8/15/22	21,065,715
		$464,271,375

Insured-Water and Sewer — 3.7%
$10,445	Castaic Lake, CA, Water Agency Certificates of
	Participation, (Water System Improvements),
	(AMBAC), 0.00%, 8/1/21	$5,801,466
7,015	East Baton Rouge, LA, Sewer Commission, (FSA),
	4.50%, 2/1/31	6,466,708
5,000	East Baton Rouge, LA, Sewer Commission, (FSA),
	4.50%, 2/1/36	4,529,850
54,835	Louisville and Jefferson County, KY, Metropolitan
	Sewer District and Drainage System, (AGC),
	4.25%, 5/15/38	46,827,445
860	Miami Beach, FL, Storm Water, (FGIC), (NPFG),
	5.375%, 9/1/30	831,826
58,235	New York, NY, Municipal Finance Authority,
	(BHAC), (FSA), 4.25%, 6/15/39(2)	49,519,550
34,770	New York, NY, Municipal Finance Authority, (FGIC),
	(NPFG), 4.50%, 6/15/39	29,905,677
33,025	New York, NY, Municipal Finance Authority, (FSA),
	4.50%, 6/15/39	28,938,817
1,880	Pearland, TX, Waterworks and Sewer Systems,
	(FSA), 4.50%, 9/1/34	1,708,055
20,535	Spartanburg, SC, Sanitation Sewer District, (NPFG),
	4.00%, 3/1/40	15,588,940
		$190,118,334

Lease Revenue/Certificates of Participation — 1.6%
$38,660	Mohave County, AZ, Industrial Development
	Authority, (Mohave Prison LLC), 8.00%, 5/1/25	$40,075,729
51,105	New York, NY, Transitional Finance Authority,
	(Building Aid), 4.50%, 1/15/38	42,107,965
		$82,183,694

Nursing Home — 0.8%
$9,030	Hillsborough County, FL, Industrial Development
	Authority, (Tampa Bay Retirement Center),
	7.50%, 6/1/25	$7,573,281
12,315	Massachusetts Industrial Finance Agency,
	(Age Institute of Massachusetts),
	8.05%, 11/1/25	11,086,825
11,015	Mississippi Business Finance Corp., (Magnolia
	Healthcare), 7.99%, 7/1/25	8,026,300

See notes to financ ial statements
11

Eaton Vance National Municipals Fund as of M ar c h 31, 2009

PORTFOLIO OF INVESTMENTS (Unaudited) CONT’D

Principal Amount
(000’s omitted)	Security	Value

Nursing Home (continued)
$10,045	Montgomery County, PA, Industrial Development
	Authority, (Advancement of Geriatric Health Care
	Institute), 8.375%, 7/1/23	$9,099,062
3,500	Orange County, FL, Health Facilities Authority,
	(Westminster Community Care), 6.60%, 4/1/24	2,875,250
3,500	Orange County, FL, Health Facilities Authority,
	(Westminster Community Care), 6.75%, 4/1/34	2,621,850
1,990	Westmoreland County, PA, Industrial Development
	Authority, (Highland Health Systems, Inc.),
	9.25%, 6/1/22	1,676,436
		$42,959,004

Other Revenue — 6.4%
$762,795	Buckeye Tobacco Settlement Financing Authority,
	OH, 0.00%, 6/1/47	$10,846,945
125,230	Golden State Tobacco Securitization Corp., CA,
	5.00%, 6/1/45	91,774,805
33,100	Golden State Tobacco Securitization Corp., CA,
	5.75%, 6/1/47	18,585,650
10,000	Main Street National Gas, Inc., GA,
	5.50%, 9/15/28	6,224,200
40,855	Michigan Tobacco Settlement Finance Authority,
	6.00%, 6/1/48	23,072,453
27,650	Michigan Tobacco Settlement Finance Authority,
	6.875%, 6/1/42	18,140,335
12,000	Non-Profit Preferred Funding Trust, Various States,
	4.47%, 9/15/37(5)	7,632,240
19,000	Non-Profit Preferred Funding Trust, Various States,
	4.72%, 9/15/37(5)	11,614,510
21,350	Northern Tobacco Securitization Corp., AK,
	0.00%, 6/1/46	410,347
20,625	Salt Verde, AZ, Financial Corp., Senior Gas
	Revenue, 5.00%, 12/1/37	12,149,569
1,000	Seminole Tribe of Florida, 5.25%, 10/1/27(5)	678,940
2,100	Seminole Tribe of Florida, 5.75%, 10/1/22(5)	1,616,937
23,300	Silicon Valley Tobacco Securitization Authority, CA,
	0.00%, 6/1/36	1,490,734
15,000	Silicon Valley Tobacco Securitization Authority, CA,
	0.00%, 6/1/41	561,150
27,555	Silicon Valley Tobacco Securitization Authority, CA,
	Class A, 0.00%, 6/1/47	558,540
14,000	Silicon Valley Tobacco Securitization Authority, CA,
	Class B, 0.00%, 6/1/47	278,740
5,000	Tennessee Energy Acquisition Corp., Gas Revenue,
	5.00%, 2/1/20	3,783,450
9,750	Tennessee Energy Acquisition Corp., Gas Revenue,
	5.00%, 2/1/22	7,128,908
86,665	Texas Municipal Gas Acquisition and Supply Corp.,
	5.625%, 12/15/17	65,155,614
16,925	Texas Municipal Gas Acquisition and Supply Corp.,
	6.25%, 12/15/26	11,863,409

Principal Amount
(000’s omitted)	Security	Value

Other Revenue (continued)
$37,685	Tobacco Settlement Financing Corp., NJ,
	5.00%, 6/1/41	$19,330,144
102,710	Tobacco Settlement Financing Corp., VA,
	0.00%, 6/1/47	1,840,563
13,070	Tobacco Settlement Financing Corp., VA,
	5.00%, 6/1/47	6,649,493
1,925	Tobacco Settlement Management Authority, SC,
	Escrowed to Maturity, 6.375%, 5/15/30	2,255,176
2,690	Willacy County, TX, Local Government Corp.,
	6.00%, 9/1/10	2,602,817
		$326,245,669

Pooled Loans — 0.5%
$25,530	Rickenbacker Port Authority, OH, Oasbo Expanded
	Asset Pool Loan, 5.375%, 1/1/32(1)	$25,578,507
		$25,578,507

Senior Living/Life Care — 0.7%
$6,035	Arizona Health Facilities Authority, (Care Institute,
	Inc. - Mesa), 7.625%, 1/1/26(9)	$4,055,037
275	Kansas City, MO, Industrial Development Authority,
	(Kingswood United Methodist Manor),
	5.375%, 11/15/09	274,038
9,345	New Jersey Economic Development Authority,
	(Forsgate), (AMT), 8.625%, 6/1/25(10)	6,380,018
16,435	North Miami, FL, Health Care Facilities Authority,
	(Imperial Club), 6.125%, 1/1/42	9,190,123
1,750	Plantation Health Facilities Authority, FL, (Covenant
	Village of Florida), 5.125%, 12/1/22	1,367,380
7,915	Roseville, MN, Elder Care Facility, (Care Institute,
	Inc. - Roseville), 7.75%, 11/1/23(9)	5,479,080
12,140	St. Paul, MN, Housing and Redevelopment
	Authority, (Care Institute, Inc. - Highland),
	8.75%, 11/1/24(9)	9,129,280
		$35,874,956

Special Tax Revenue — 1.9%
$230	Covington Park, FL, Community Development
	District, (Capital Improvements), 5.00%, 5/1/21	$212,936
1,180	Covington Park, FL, Community Development
	District, (Capital Improvements), 5.00%, 5/1/31	929,321
435	Dupree Lakes, FL, Community Development District,
	5.00%, 11/1/10	301,159
530	Dupree Lakes, FL, Community Development District,
	5.00%, 5/1/12	333,211
985	Dupree Lakes, FL, Community Development District,
	5.375%, 5/1/37	569,547
940	Fishhawk, FL, Community Development District,
	6.125%, 5/1/34	710,828

See notes to financ ial statements
12

Eaton Vance National Municipals Fund as of M ar c h 31, 2009

PORTFOLIO OF INVESTMENTS (Unaudited) CONT’D

Principal Amount
(000’s omitted)	Security	Value

Special Tax Revenue (continued)
$225	Gateway Services, FL, Community Development
	District, (Special Assessment), 6.50%, 5/1/33	$178,063
645	Heritage Harbor South, FL, Community
	Development District, (Capital Improvements),
	6.20%, 5/1/35	528,481
465	Heritage Harbor South, FL, Community
	Development District, (Capital Improvements),
	6.50%, 5/1/34	401,779
1,225	Heritage Springs, FL, Community Development
	District, 5.25%, 5/1/26	919,166
180	Longleaf, FL, Community Development District,
	6.20%, 5/1/09	175,356
28,830	Massachusetts Bay Transportation Authority,
	5.25%, 7/1/34	29,485,017
5,280	New Jersey Economic Development Authority,
	(Cigarette Tax), 5.50%, 6/15/24	4,133,818
10,000	New Jersey Economic Development Authority,
	(Cigarette Tax), 5.75%, 6/15/29	7,615,900
1,550	New Jersey Economic Development Authority,
	(Cigarette Tax), 5.75%, 6/15/34	1,132,337
880	New River, FL, Community Development District,
	(Capital Improvements), 5.00%, 5/1/13	365,517
360	New River, FL, Community Development District,
	(Capital Improvements), 5.35%, 5/1/38	144,022
1,195	North Springs, FL, Improvement District,
	(Heron Bay), 5.20%, 5/1/27	719,868
463,895	Puerto Rico Sales Tax Financing, 0.00%, 8/1/56	14,547,747
6,065	Puerto Rico Sales Tax Financing, 5.25%, 8/1/57	4,981,002
2,230	River Hall, FL, Community Development District,
	(Capital Improvements), 5.45%, 5/1/36	1,263,406
15,780	Scottsdale, AZ, (Municipal Property Corp.),
	4.50%, 7/1/32	14,992,736
945	Southern Hills Plantation I, FL, Community
	Development District, 5.80%, 5/1/35	574,229
1,670	Sterling Hill, FL, Community Development District,
	6.20%, 5/1/35	1,307,460
2,065	Tisons Landing, FL, Community Development
	District, 5.625%, 5/1/37(11)	720,809
6,110	University Square, FL, Community Development
	District, 6.75%, 5/1/20	5,792,769
400	West Palm Beach, FL, Community Redevelopment
	Agency, (Northwood Pleasant Community),
	5.00%, 3/1/29	315,444
2,870	West Palm Beach, FL, Community Redevelopment
	Agency, (Northwood Pleasant Community),
	5.00%, 3/1/35	2,127,761

		$95,479,689

Principal Amount
(000’s omitted)	Security	Value

Transportation — 7.8%
$2,385	Florida Mid-Bay Bridge Authority,
	6.10%, 10/1/22	$1,991,714
3,025	Idaho Housing and Finance Association, Federal
	Highway Trust Fund, 5.00%, 7/15/27	3,032,018
4,445	Idaho Housing and Finance Association, Federal
	Highway Trust Fund, 5.25%, 7/15/24	4,627,201
7,225	Idaho Housing and Finance Association, Federal
	Highway Trust Fund, 5.25%, 7/15/25	7,471,156
6,425	Metropolitan Transportation Authority, NY,
	4.50%, 11/15/37	5,303,580
84,000	Metropolitan Transportation Authority, NY,
	4.50%, 11/15/38	69,037,080
14,750	Metropolitan Transportation Authority, NY,
	6.25%, 11/15/23	15,964,367
170,330	New Jersey Transportation Trust Fund Authority,
	(Transportation System), 0.00%, 12/15/35	32,923,086
91,425	New Jersey Transportation Trust Fund Authority,
	(Transportation System), 0.00%, 12/15/36	16,527,811
168,580	New Jersey Transportation Trust Fund Authority,
	(Transportation System), 0.00%, 12/15/38	26,704,758
66,265	North Texas Tollway Authority, 5.75%, 1/1/38	58,656,453
3,270	Port Authority of New York and New Jersey,
	(AMT), 4.75%, 12/1/34	2,742,385
101,490	Port Authority of New York and New Jersey,
	(AMT), 4.75%, 4/15/37(1)	83,900,430
28,890	Port Authority of New York and New Jersey,
	(AMT), 5.25%, 9/15/23(1)	28,929,194
38,980	Triborough Bridge and Tunnel Authority, NY,
	5.25%, 11/15/34(1)	39,506,815
		$397,318,048

Water and Sewer — 5.6%
$17,550	Broward County, FL, Water and Sewer Utilities
	Revenue, 5.25%, 10/1/34	$17,288,154
27,660	Massachusetts Water Resources Authority,
	4.00%, 8/1/46	21,116,750
34,800	Metropolitan Water District of Southern California,
	(Waterworks Revenue Authorization),
	5.00%, 7/1/37(1)	34,177,602
11,690	New York, NY, Municipal Water Finance Authority,
	(Water and Sewer System), 4.25%, 6/15/33	9,875,361
14,450	New York, NY, Municipal Water Finance Authority
	(Water and Sewer System), 4.50%, 6/15/32	12,972,632
7,605	New York, NY, Municipal Water Finance Authority
	(Water and Sewer System), 4.50%, 6/15/38	6,574,370
17,880	New York, NY, Municipal Water Finance Authority,
	(Water and Sewer System), 4.75%, 6/15/33(1)	16,638,592
103,270	New York, NY, Municipal Water Finance Authority,
	(Water and Sewer System), 4.75%, 6/15/33	96,098,931

See notes to financ ial statements
13

Eaton Vance National Municipals Fund as of M ar c h 31, 2009

PORTFOLIO OF INVESTMENTS (Unaudited) CONT’D

Principal Amount
(000’s omitted)	Security	Value

Water and Sewer (continued)
$42,030	New York, NY, Municipal Water Finance Authority
	(Water and Sewer System), 5.75%, 6/15/40	$44,345,433
26,960	Upper Occoquan, VA, Sewer Authority,
	4.50%, 7/1/38	24,589,677
		$283,677,502

Total Tax-Exempt Investments — 115.1%
(identified cost $6,963,157,300)		$5,853,203,661

Other Assets, Less Liabilities — (15.1)%		$(769,315,732)

Net Assets — 100.0%		$5,083,887,929

AGC - Assured Guaranty Corp.
AMBAC - AMBAC Financial Group, Inc.
AMT - Interest earned from these securities may be considered a tax preference item for purposes of the Federal Alternative Minimum
Tax.
BHAC - Berkshire Hathaway Assurance Corp.
CIFG - CIFG Assurance North America, Inc.
FGIC - Financial Guaranty Insurance Company
FSA - Financial Security Assurance, Inc.
MFMR - Multi-Family Mortgage Revenue
NPFG - National Public Finance Guaranty Corp.
XLCA - XL Capital Assurance, Inc.

At March 31, 2009, the concentration of the Fund’s investments in the various states, determined as a percentage of net assets, is as follows:

New York	24.5%
Texas	17.0%
California	15.0%
Others, representing less than 10% individually	58.6%

The Fund invests primarily in debt securities issued by municipalities. The ability of the issuers of the debt securities to meet their obligations may be affected by economic developments in a specific industry or municipality. In order to reduce the risk associated with such economic developments, at March 31, 2009, 37.6% of total investments are backed by bond insurance of various financial institutions and financial guaranty assurance agencies. The aggregate percentage insured by an individual financial institution ranged from 0.1% to 13.4% of total investments.

(1)	Security represents the underlying municipal bond of a tender option bond trust (see Note 1I).
(2)	Security (or a portion thereof) has been segregated to cover margin requirements on open financial futures contracts.
(3)	Security (or a portion thereof) has been segregated to cover payable for when-issued securities.
(4)	When-issued security.
(5)

Security exempt from registration under Rule 144A of the Securities Act of 1933. These securities may be sold in transactions exempt from registration, normally to qualified institutional buyers. At March 31, 2009, the aggregate value of these securities is $47,053,161 or 0.9% of the Fund’s net assets.

(6)	Security has been issued as a leveraged inverse floater bond. The stated interest rate represents the rate in effect at March 31, 2009.
(7)

Security is subject to a shortfall agreement which may require the Fund to pay amounts to a counterparty in the event of a significant decline in the market value of the security underlying the inverse floater. In case of a shortfall, the aggregate maximum potential amount of payments the Fund could ultimately be required to make under the agreements is $56,016,000. However, such shortfall payments would be reduced by the proceeds from the sale of the securities underlying the inverse floaters.

(8)	Security (or a portion thereof) has been pledged as collateral for open swap contracts or inverse floating-rate security transactions.
(9)	Security is in default with respect to scheduled principal payments.
(10)	Security is in default and is making only partial interest payments.
(11)	Defaulted bond.

See notes to financ ial statements
14

Eaton Vance National Municipals Fund as of M ar c h 31, 2009

FINANCIAL STATEMENTS (Unaudited)

S t a t e m e n t o f A s s e t s a n d L i a b i l i t i e s

As of March 31, 2009
Assets

Investments, at value (identified cost, $6,963,157,300)	$5,853,203,661
Cash	9,587,604
Interest receivable	99,264,960
Receivable for investments sold	5,099,670
Receivable for Fund shares sold	15,556,255

Total assets	$5,982,712,150

Liabilities

Payable for floating rate notes issued	$755,219,000
Demand note payable	36,100,000
Payable for when-issued securities	63,760,608
Payable for variation margin on open financial futures contracts	7,500,000
Payable for open swap contracts	5,559,009
Payable for Fund shares redeemed	12,430,273
Distributions payable	11,276,238
Payable to affiliates:
Investment adviser fee	1,638,216
Distribution and service fees	1,800,969
Interest expense and fees payable	2,839,351
Accrued expenses	700,557

Total liabilities	$898,824,221

Net Assets	$5,083,887,929

Sources of Net Assets

Paid-in capital	$6,958,712,348
Accumulated net realized loss	(729,046,824)
Accumulated undistributed net investment income	4,923,003
Net unrealized depreciation	(1,150,700,598)

Net Assets	$5,083,887,929

Class A Shares

Net Assets	$3,733,968,006
Shares Outstanding	458,162,746
Net Asset Value and Redemption Price Per Share
(net assets shares of beneficial interest outstanding)	$8.15
Maximum Offering Price Per Share
(100 95.25 of net asset value per share)	$8.56

Class B Shares

Net Assets	$138,721,679
Shares Outstanding	17,012,131
Net Asset Value and Offering Price Per Share*
(net assets shares of beneficial interest outstanding)	$8.15

Class C Shares

Net Assets	$1,039,878,717
Shares Outstanding	127,523,757
Net Asset Value and Offering Price Per Share*
(net assets shares of beneficial interest outstanding)	$8.15

Class I Shares

Net Assets	$171,319,527
Shares Outstanding	21,018,364
Net Asset Value, Offering Price and Redemption Price Per Share
(net assets shares of beneficial interest outstanding)	$8.15

On sales of $25,000 or more, the offering price of Class A shares is reduced.
* Redemption price per share is equal to the net asset value less any applicable contingent deferred sales charge.

S t a t e m e n t o f O p e r a t i o n s
For the Six Months Ended
March 31, 2009
Investment Income
Interest	$186,042,692
Total investment income	$186,042,692

Expenses
Investment adviser fee	$9,115,759
Distribution and service fees
Class A	4,616,651
Class B	651,645
Class C	4,982,238
Trustees’ fees and expenses	25,250
Custodian fee	455,559
Transfer and dividend disbursing agent fees	1,081,874
Legal and accounting services	76,877
Printing and postage	213,934
Registration fees	160,995
Interest expense and fees	9,226,028
Miscellaneous	270,139
Total expenses	$30,876,949
Deduct —
Reduction of custodian fee	$33,567
Total expense reductions	$33,567

Net expenses	$30,843,382

Net investment income	$155,199,310

Realized and Unrealized Gain (Loss)
Net realized gain (loss) —
Investment transactions	$(255,908,037)
Financial futures contracts	(232,004,010)
Net realized loss	$(487,912,047)
Change in unrealized appreciation (depreciation) —
Investments	$(20,097,840)
Financial futures contracts	(44,216,547)
Swap contracts	(5,684,145)
Net change in unrealized appreciation (depreciation)	$(69,998,532)

Net realized and unrealized loss	$(557,910,579)

Net decrease in net assets from operations	$(402,711,269)

See notes to financ ial statements
15

Eaton Vance National Municipals Fund as of M ar c h 31, 2009

FINANCIAL STATEMENTS CO N T ’ D

Statem e nts   of   Chang e s   in   Net   Asse ts

	Six Months Ended
Increase (Decrease)	March 31, 2009	Year Ended
in Net Assets	(Unaudited)	September 30, 2008
From operations —
Net investment income	$155,199,310	$296,135,842
Net realized loss from investment
transactions, financial futures contracts
and swap contracts	(487,912,047)	(253,787,793)
Net change in unrealized appreciation
(depreciation) from investments,
financial futures contracts and swap
contracts	(69,998,532)	(1,164,084,764)

Net decrease in net assets from operations	$(402,711,269)	$(1,121,736,715)
Distributions to shareholders —
From net investment income
Class A	$(120,015,389)	$(226,429,897)
Class B	(3,843,536)	(6,823,386)
Class C	(29,245,383)	(53,946,313)
Class I	(5,430,292)	(7,612,886)

Total distributions to shareholders	$(158,534,600)	$(294,812,482)
Transactions in shares of beneficial interest —
Proceeds from sale of shares
Class A	$712,487,249	$1,799,648,475
Class B	16,811,214	31,126,752
Class C	193,957,792	500,609,186
Class I	169,420,433	149,872,335
Net asset value of shares issued to
shareholders in payment of distributions
declared
Class A	71,865,934	140,212,806
Class B	2,171,090	3,925,847
Class C	16,295,700	29,833,080
Class I	3,930,202	5,730,011
Cost of shares redeemed
Class A	(766,474,644)	(1,555,404,030)
Class B	(17,176,030)	(30,916,238)
Class C	(197,805,004)	(422,628,598)
Class I	(131,384,529)	(115,212,306)
Issued in connection with tax-free
reorganization (see Note 13)
Class A	139,258,179	—
Class B	14,756,605	—
Class C	3,063,562	—
Net asset value of shares exchanged
Class A	2,050,519	2,213,067
Class B	(2,050,519)	(2,213,067)
Net increase in net assets from Fund
share transactions	$231,177,753	$536,797,320

Net decrease in net assets	$(330,068,116)	$(879,751,877)

	Six Months Ended
	March 31, 2009	Year Ended
Net Assets	(Unaudited)	September 30, 2008
At beginning of period	$5,413,956,045	$6,293,707,922
At end of period	$5,083,887,929	$5,413,956,045

Accumulated undistributed
net investment income
included in net assets
At end of period	$4,923,003	$8,258,293

See notes to financ ial statements
16

Eaton Vance National Municipals Fund as of M ar c h 31, 2009

FINANCIAL STATEMENTS (Unaudited) CONT’D

Statement of Cash Flows

Cash Flows From	For the Six Months Ended
Operating Activities	March 31, 2009
Net decrease in net assets from operations	$(402,711,269)
Adjustments to reconcile net decrease in net assets from
operations
to net cash provided by (used in) operating activities:
Investments purchased	(1,228,119,005)
Investments sold	1,652,031,217
Net accretion/amortization of premium (discount)	(18,479,946)
Decrease in interest receivable	7,518,520
Decrease in receivable for investments sold	10,737,753
Decrease in receivable for variation margin on open financial
futures contracts	74,375,000
Decrease in receivable for open swaps contracts	125,136
Decrease in payable for investments purchased	(11,875,858)
Increase in payable for when-issued securities	38,224,437
Increase in payable for variation margin on open financial
futures contracts	7,498,197
Increase in payable for open swap contracts	5,559,009
Decrease in payable for closed swap contracts	(329,881)
Increase in payable to affiliate for investment adviser fee	20,339
Increase in payable to affiliate for distribution and service
fees	35,026
Decrease in interest expense and fees payable	(5,381,886)
Decrease in accrued expenses	(207,634)
Net change in unrealized (appreciation) depreciation from
investments	20,097,840
Net realized loss on investments	255,908,037
Cash acquired in connection with tax-free reorganization (see
Note 13)	5,595,396

Net cash provided by operating activities	$410,620,428

Cash Flows From Financing Activities
Proceeds from Fund shares sold	$1,093,791,746
Fund shares redeemed	(1,130,374,972)
Cash distributions paid, net of reinvestments	(63,086,013)
Proceeds from secured borrowings	197,697,000
Repayment of secured borrowings	(396,337,000)
Decrease in demand note payable	(102,700,000)
Decrease in due to custodian	(23,585)

Net cash used in financing activities	$(401,032,824)

Net increase in cash	$9,587,604

Cash at beginning of period	$—

Cash at end of period	$9,587,604

Supplemental disclosure of cash flow information
Noncash financing activities not included herein consist of:
Reinvestment of dividends and distributions	$94,262,926
Issuance of Fund shares in connection with tax-free
reorganization (see Note 13)	$157,078,346
Noncash operating activities not included herein consist of:
Acquisition of net assets in connection with tax-free
reorganization (see Note 13), less cash acquired	$151,482,950

See notes to financ ial statements
17

Eaton Vance National Municipals Fund as of M ar c h  31, 2009

FINANCIAL STATEMENTS CO N T ’ D

Financ ial Hig hlig hts

	Class A
	Six Months Ended
	March 31, 2009			Year Ended September 30,
	(Unaudited)		2008	2007		2006	2005		2004
Net asset value — Beginning of period	$9.060		$11.490	$11.780		$11.270	$10.920		$10.840

Income (loss) from operations
Net investment income(1)	$0.265		$0.533	$0.521		$0.565	$0.574		$0.654
Net realized and unrealized gain (loss)	(0.904)		(2.431)	(0.290)		0.478	0.355		0.079
Total income (loss) from operations	$(0.639)		$(1.898)	$0.231		$1.043	$0.929		$0.733

Less distributions
From net investment income	$(0.271)		$(0.532)	$(0.521)		$(0.533)	$(0.579)		$(0.653)
Total distributions	$(0.271)		$(0.532)	$(0.521)		$(0.533)	$(0.579)		$(0.653)

Net asset value — End of period	$8.150		$9.060	$11.490		$11.780	$11.270		$10.920

Total Return(2)	(6.95	)%(8)	(17.03)%	1.95%		9.50%	8.69%		6.94%

Ratios/Supplemental Data
Net assets, end of period (000’s omitted)	$3,733,968		$3,987,956	$4,647,177		$3,259,363	$2,147,435		$1,769,191
Ratios (as a percentage of average daily net assets):
Expenses excluding interest and fees	0.74	%(3)	0.64%	0.64	%(4)	0.72%	0.77	%(5)	0.79	%(5)
Interest and fee expense(6)	0.38	%(3)	0.46%	0.62%		0.61%	0.44	%(5)	0.33	%(5)
Total expenses before custodian fee reduction	1.12	%(3)	1.10%	1.26	%(4)	1.33%	1.21	%(5)	1.12	%(5)
Expenses after custodian fee reduction excluding interest and fees	0.73	%(3)	0.63%	0.63	%(4)	0.71%	0.76	%(5)	0.79	%(5)
Net investment income	6.63	%(3)	5.00%	4.44%		4.93%	5.14%		6.05%
Portfolio Turnover of the Portfolio(7)	—		—	—		—	—		9%
Portfolio Turnover of the Fund	21	%(8)	64%	65%		58%	54%		—

(1)	Computed using average shares outstanding.
(2)	Returns are historical and are calculated by determining the percentage change in net asset value with all distributions reinvested and do not reflect the effect of sales charges.
(3)	Annualized.
(4)

The investment adviser was allocated a portion of the Fund’s operating expenses (equal to less than 0.005% of average daily net assets for the year ended September 30, 2007). Absent this allocation, total return would be lower.

(5)	Includes the Fund’s share of the corresponding Portfolio’s allocated expenses while the Fund was making investments directly into the Portfolio.
(6)	Interest and fee expense relates to the liability for floating rate notes issued in conjunction with inverse floater securities transactions (see Note 1I).
(7)	Portfolio turnover represents the rate of portfolio activity for the period while the Fund was making investments directly into the Portfolio.
(8)	Not annualized.

See notes to financ ial statements
18

Eaton Vance National Municipals Fund as of M ar c h 31, 2009

FINANCIAL STATEMENTS CO N T ’ D

Financ ial Hig hlig hts

	Class B
	Six Months Ended
	March 31, 2009		Year Ended September 30,
	(Unaudited)		2008	2007		2006	2005		2004
Net asset value — Beginning of period	$9.060		$11.490	$11.780		$11.270	$10.920		$10.850

Income (loss) from operations
Net investment income(1)	$0.235		$0.454	$0.434		$0.478	$0.482		$0.598
Net realized and unrealized gain (loss)	(0.907)		(2.435)	(0.290)		0.480	0.364		0.063
Total income (loss) from operations	$(0.672)		$(1.981)	$0.144		$0.958	$0.846		$0.661

Less distributions
From net investment income	$(0.238)		$(0.449)	$(0.434)		$(0.448)	$(0.496)		$(0.595)
Total distributions	$(0.238)		$(0.449)	$(0.434)		$(0.448)	$(0.496)		$(0.595)

Contigent deferred sales charges	$—		$—	$—		$—	$—		$0.004

Net asset value — End of period	$8.150		$9.060	$11.490		$11.780	$11.270		$10.920

Total Return(2)	(7.34	)%(9)	(17.69)%	1.20%		8.69%	8.15	%(3)	6.25%

Ratios/Supplemental Data
Net assets, end of period (000’s omitted)	$138,722		$138,052	$173,176		$140,593	$83,629		$29,577
Ratios (as a percentage of average daily net assets):
Expenses excluding interest and fees	1.49	%(4)	1.39%	1.39	%(5)	1.47%	1.52	%(6)	1.17	%(6)
Interest and fee expense(7)	0.38	%(4)	0.46%	0.62%		0.61%	0.44	%(6)	0.33	%(6)
Total expenses before custodian fee reduction	1.87	%(4)	1.85%	2.01	%(5)	2.08%	1.96	%(6)	1.50	%(6)
Expenses after custodian fee reduction excluding interest and fees	1.48	%(4)	1.38%	1.38	%(5)	1.46%	1.51	%(6)	1.17	%(6)
Net investment income	5.89	%(4)	4.25%	3.69%		4.17%	4.30%		5.44%
Portfolio Turnover of the Portfolio(8)	—		—	—		—	—		9%
Portfolio Turnover of the Fund	21	%(9)	64%	65%		58%	54%		—

(1)	Computed using average shares outstanding.
(2)	Returns are historical and are calculated by determining the percentage change in net asset value with all distributions reinvested and do not reflect the effect of sales charges.
(3)	Total return reflects an increase of 0.19% due to a change in the timing of the payment and reinvestment of distributions.
(4)	Annualized.
(5)

The investment adviser was allocated a portion of the Fund’s operating expenses (equal to less than 0.005% of average daily net assets for the year ended September 30, 2007). Absent this allocation, total return would be lower.

(6)	Includes the Fund’s share of the corresponding Portfolio’s allocated expenses while the Fund was making investments directly into the Portfolio.
(7)	Interest and fee expense relates to the liability for floating rate notes issued in conjunction with inverse floater securities transactions (see Note 1I).
(8)	Portfolio turnover represents the rate of portfolio activity for the period while the Fund was making investments directly into the Portfolio.
(9)	Not annualized.

See notes to financ ial statements
19

Eaton Vance National Municipals Fund as of M ar c h 31, 2009

FINANCIAL STATEMENTS CO N T ’ D

Financ ial Hig hlig hts

	Class C
	Six Months Ended
	March 31, 2009		Year Ended September 30,
	(Unaudited)		2008	2007		2006	2005		2004
Net asset value — Beginning of period	$9.060		$11.490	$11.780		$11.270	$10.920		$10.840

Income (loss) from operations
Net investment income(1)	$0.235		$0.453	$0.431		$0.480	$0.486		$0.565
Net realized and unrealized gain (loss)	(0.907)		(2.434)	(0.287)		0.478	0.360		0.087
Total income (loss) from operations	$(0.672)		$(1.981)	$0.144		$0.958	$0.846		$0.652

Less distributions
From net investment income	$(0.238)		$(0.449)	$(0.434)		$(0.448)	$(0.496)		$(0.572)
Total distributions	$(0.238)		$(0.449)	$(0.434)		$(0.448)	$(0.496)		$(0.572)

Net asset value — End of period	$8.150		$9.060	$11.490		$11.780	$11.270		$10.920

Total Return(2)	(7.34	)%(9)	(17.69)%	1.20%		8.69%	7.99	%(3)	6.15%

Ratios/Supplemental Data
Net assets, end of period (000’s omitted)	$1,039,879		$1,143,256	$1,334,054		$783,143	$388,276		$224,955
Ratios (as a percentage of average daily net assets):
Expenses excluding interest and fees	1.49	%(4)	1.39%	1.39	%(5)	1.47%	1.52	%(6)	1.53	%(6)
Interest and fee expense(7)	0.38	%(4)	0.46%	0.62%		0.61%	0.44	%(6)	0.33	%(6)
Total expenses before custodian fee reduction	1.87	%(4)	1.85%	2.01	%(5)	2.08%	1.96	%(6)	1.86	%(6)
Expenses after custodian fee reduction excluding interest and fees	1.48	%(4)	1.38%	1.38	%(5)	1.46%	1.51	%(6)	1.53	%(6)
Net investment income	5.87	%(4)	4.25%	3.68%		4.18%	4.35%		5.19%
Portfolio Turnover of the Portfolio(8)	—		—	—		—	—		9%
Portfolio Turnover of the Fund	21	%(9)	64%	65%		58%	54%		—

(1)	Computed using average shares outstanding.
(2)	Returns are historical and are calculated by determining the percentage change in net asset value with all distributions reinvested and do not reflect the effect of sales charges.
(3)	Total return reflects an increase of 0.10% due to a change in the timing of the payment and reinvestment of distributions.
(4)	Annualized.
(5)

The investment adviser was allocated a portion of the Fund’s operating expenses (equal to less than 0.005% of average daily net assets for the year ended September 30, 2007). Absent this allocation, total return would be lower.

(6)	Includes the Fund’s share of the corresponding Portfolio’s allocated expenses while the Fund was making investments directly into the Portfolio.
(7)	Interest and fee expense relates to the liability for floating rate notes issued in conjunction with inverse floater securities transactions (see Note 1I).
(8)	Portfolio turnover represents the rate of portfolio activity for the period while the Fund was making investments directly into the Portfolio.
(9)	Not annualized.

See notes to financ ial statements
20

Eaton Vance National Municipals Fund as of M ar c h 31, 2009

FINANCIAL STATEMENTS CO N T ’ D

Financ ial Hig hlig hts

	Class I
	Six Months Ended
	March 31, 2009		Year Ended September 30,
	(Unaudited)		2008	2007		2006	2005		2004
Net asset value — Beginning of period	$9.060		$11.490	$11.780		$11.270	$10.920		$10.850

Income (loss) from operations
Net investment income(1)	$0.277		$0.559	$0.549		$0.601	$0.590		$0.673
Net realized and unrealized gain (loss)	(0.904)		(2.429)	(0.289)		0.471	0.368		0.078
Total income (loss) from operations	$(0.627)		$(1.870)	$0.260		$1.072	$0.958		$0.751

Less distributions
From net investment income	$(0.283)		$(0.560)	$(0.550)		$(0.562)	$(0.608)		$(0.681)
Total distributions	$(0.283)		$(0.560)	$(0.550)		$(0.562)	$(0.608)		$(0.681)

Net asset value — End of period	$8.150		$9.060	$11.490		$11.780	$11.270		$10.920

Total Return(2)	(6.82	)%(8)	(16.81)%	2.20%		9.77%	8.92%		7.17%

Ratios/Supplemental Data
Net assets, end of period (000’s omitted)	$171,320		$144,692	$139,301		$82,723	$15,208		$5,400
Ratios (as a percentage of average daily net assets):
Expenses excluding interest and fees	0.48	%(3)	0.40%	0.39	%(4)	0.47%	0.52	%(5)	0.53	%(5)
Interest and fee expense(6)	0.38	%(3)	0.46%	0.62%		0.61%	0.44	%(5)	0.33	%(5)
Total expenses before custodian fee reduction	0.86	%(3)	0.86%	1.01	%(4)	1.08%	0.96	%(5)	0.86	%(5)
Expenses after custodian fee reduction excluding interest and fees	0.47	%(3)	0.39%	0.38	%(4)	0.46%	0.51	%(5)	0.53	%(5)
Net investment income	6.87	%(3)	5.26%	4.68%		5.22%	5.27%		6.18%
Portfolio Turnover of the Portfolio(7)	—		—	—		—	—		9%
Portfolio Turnover of the Fund	21	%(8)	64%	65%		58%	54%		—

(1)	Computed using average shares outstanding.
(2)	Returns are historical and are calculated by determining the percentage change in net asset value with all distributions reinvested.
(3)	Annualized.
(4)

The investment adviser was allocated a portion of the Fund’s operating expenses (equal to less than 0.005% of average daily net assets for the year ended September 30, 2007). Absent this allocation, total return would be lower.

(5)	Includes the Fund’s share of the corresponding Portfolio’s allocated expenses while the Fund was making investments directly into the Portfolio.
(6)	Interest and fee expense relates to the liability for floating rate notes issued in conjunction with inverse floater securities transactions (see Note 1I).
(7)	Portfolio turnover represents the rate of portfolio activity for the period while the Fund was making investments directly into the Portfolio.
(8)	Not annualized.

See notes to financ ial statements
21

Eaton Vance National Municipals Fund as of M ar c h 31, 2009

NOTES TO FINANCIAL STATEMENTS (Unaudited)

1 Significant Accounting Policies

Eaton Vance National Municipals Fund (the Fund) is a diversified series of Eaton Vance Municipals Trust (the Trust). The Trust is a Massachusetts business trust registered under the Investment Company Act of 1940, as amended (the 1940 Act), as an open-end management investment company. The Fund seeks to provide current income exempt from regular federal income tax. The Fund offers four classes of shares. Class A shares are generally sold subject to a sales charge imposed at time of purchase. Class B and Class C shares are sold at net asset value and are generally subject to a contingent deferred sales charge (see Note 5). Class I shares are sold at net asset value and are not subject to a sales charge. Class B shares automatically convert to Class A shares eight years after their purchase as described in the Fund’s prospectus. Each class represents a pro-rata interest in the Fund, but votes separately on class-specific matters and (as noted below) is subject to different expenses. Realized and unrealized gains and losses are allocated daily to each class of shares based on the relative net assets of each class to the total net assets of the Fund. Net investment income, other than class-specific expenses, is allocated daily to each class of shares based upon the ratio of the value of each class’s paid shares to the total value of all paid shares. Each class of shares differs in its distribution plan and certain other class-specific expenses.

The following is a summary of significant accounting policies of the Fund. The policies are in conformity with accounting principles generally accepted in the United States of America.

A Investment Valuation — Municipal bonds and taxable obligations, if any, are generally valued on the basis of valuations furnished by a pricing vendor, as derived from such vendor’s pricing models. Inputs to the models may include, but are not limited to, reported trades, executable bid and asked prices, broker/dealer quotations, benchmark curves or information pertaining to the issuer. The pricing vendor may use a matrix approach, which considers information regarding securities with similar characteristics to determine the valuation for a security. Financial futures contracts and options on financial futures contracts listed on commodity exchanges are valued based on the closing price on the primary exchange on which such contracts trade. Interest rate swaps are normally valued using valuations provided by a pricing vendor. Such vendor valuations are based on the present value of fixed and projected floating rate cash flows over the term of the swap contract. Future cash flows are discounted to their present value using swap curves provided by electronic data services or by broker/ dealers. Short-term obligations, maturing in sixty days or less, are valued at amortized cost, which approximates market value. Investments for which valuations or market quotations are not readily available or are deemed unreliable are valued at fair value using methods determined in good faith by or at the direction of the Trustees of a Fund in a manner that most fairly reflects the security’s value, or the amount that the Fund might reasonably expect to receive for the security upon its current sale in the ordinary course. Each such determination is based on a consideration of all relevant factors, which are likely to vary from one pricing context to another. These factors may include, but are not limited to, the type of security, the existence of any contractual restrictions on the security’s disposition, the price and extent of public trading in similar securities of the issuer or of comparable companies, quotations or relevant information obtained from broker-dealers or other market participants, information obtained from the issuer, analysts, and/or the appropriate stock exchange (for exchange-traded securities), an analysis of the company’s financial condition, and an evaluation of the forces that influence the issuer and the market(s) in which the security is purchased and sold.

B Investment Transactions and Related Income — Investment transactions for financial statement purposes are accounted for on a trade date basis. Realized gains and losses on investments sold are determined on the basis of identified cost. Interest income is recorded on the basis of interest accrued, adjusted for amortization of premium or accretion of discount.

C Federal Taxes — The Fund’s policy is to comply with the provisions of the Internal Revenue Code applicable to regulated investment companies and to distribute to shareholders each year substantially all of its taxable, if any, and tax-exempt net investment income, and all or substantially all of its net realized capital gains. Accordingly, no provision for federal income or excise tax is necessary. The Fund intends to satisfy conditions which will enable it to designate distributions from the interest income generated by its investments in municipal obligations, which are exempt from regular federal income tax when received by the Fund, as exempt-interest dividends. The portion of such interest, if any, earned on private activity bonds issued after August 7, 1986, may be considered a tax preference item to shareholders.

At September 30, 2008, the Fund, for federal income tax purposes, had a capital loss carryforward of $43,287,232 which will reduce its taxable income arising from future net realized gains on investment transactions, if any, to the extent permitted by the Internal Revenue Code, and thus will reduce the amount of distributions to shareholders which would otherwise be necessary to relieve the Fund of any liability for federal income or excise tax. Such capital loss carryforward will expire on September 30, 2013 ($2,604,551) and September 30, 2016 ($40,682,681).

Eaton Vance National Municipals Fund as of M ar c h 31, 2009

NOTES TO FINANCIAL STATEMENTS (Unaudited) CONT’D

Additionally, at September 30, 2008, the Fund had net capital losses of $200,943,434 attributable to security transactions incurred after October 31, 2007. These net capital losses are treated as arising on the first day of the Fund’s taxable year ending September 30, 2009.

As of March 31, 2009, the Fund had no uncertain tax positions that would require financial statement recognition, de-recognition, or disclosure. Each of the Fund’s federal tax returns filed in the 3-year period ended September 30, 2008 remains subject to examination by the Internal Revenue Service.

D Expenses — The majority of expenses of the Trust are directly identifiable to an individual fund. Expenses which are not readily identifiable to a specific fund are allocated taking into consideration, among other things, the nature and type of expense and the relative size of the funds.

E Expense Reduction — State Street Bank and Trust Company (SSBT) serves as custodian of the Fund. Pursuant to the custodian agreement, SSBT receives a fee reduced by credits, which are determined based on the average daily cash balance the Fund maintains with SSBT. All credit balances, if any, used to reduce the Fund’s custodian fees are reported as a reduction of expenses in the Statement of Operations.

F Legal Fees — Legal fees and other related expenses incurred as part of negotiations of the terms and requirement of capital infusions, or that are expected to result in the restructuring of, or a plan of reorganization for, an investment are recorded as realized losses. Ongoing expenditures to protect or enhance an investment are treated as operating expenses.

G Use of Estimates — The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expense during the reporting period. Actual results could differ from those estimates.

H Indemnifications — Under the Trust’s organizational documents, its officers and Trustees may be indemnified against certain liabilities and expenses arising out of the performance of their duties to the Fund, and shareholders are indemnified against personal liability for the obligations of the Trust.

Additionally, in the normal course of business, the Fund enters into agreements with service providers that may contain indemnification clauses. The Fund’s maximum exposure under these arrangements is unknown as this would involve future claims that may be made against the Fund that have not yet occurred.

I Floating Rate Notes Issued in Conjunction with Securities Held — The Fund may invest in inverse floating rate securities, also referred to as tender option bonds (TOBs), whereby the Fund may sell a fixed rate bond to a broker for cash. At the same time, the Fund buys a residual interest in the assets and cash flows of a Special-Purpose Vehicle (the SPV), (which is generally organized as a trust), set up by the broker, often referred to as an inverse floating rate obligation (Inverse Floater). The broker deposits a fixed rate bond into the SPV with the same CUSIP number as the fixed rate bond sold to the broker by the Fund, and which may have been, but is not required to be, the fixed rate bond purchased from the Fund (the Fixed Rate Bond). The SPV also issues floating rate notes (Floating Rate Notes) which are sold to third-parties. The Inverse Floater held by the Fund gives the Fund the right (1) to cause the holders of the Floating Rate Notes to tender their notes at par, and (2) to have the broker transfer the Fixed Rate Bond held by the SPV to the Fund, thereby terminating the SPV. Should the Fund exercise such right, it would pay the broker the par amount due on the Floating Rate Notes and exchange the Inverse Floater for the underlying Fixed Rate Bond. Pursuant to Financial Accounting Standards Board (FASB) Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities” (FAS 140), the Fund accounts for the transaction described above as a secured borrowing by including the Fixed Rate Bond in its Portfolio of Investments and the Floating Rate Notes as a liability under the caption “Payable for floating rate notes issued” in its Statement of Assets and Liabilities. The Floating Rate Notes have interest rates that generally reset weekly and their holders have the option to tender their notes to the broker for redemption at par at each reset date. Interest expense related to the Fund’s liability with respect to Floating Rate Notes is recorded as incurred. The SPV may be terminated by the Fund, as noted above, or by the broker upon the occurrence of certain termination events as defined in the trust agreement, such as a downgrade in the credit quality of the underlying bond, bankruptcy of or payment failure by the issuer of the underlying bond, the inability to remarket Floating Rate Notes that have been tendered due to insufficient buyers in the market, or the failure by the SPV to obtain renewal of the liquidity agreement under which liquidity support is provided for the Floating Rate Notes up to one year. At March 31, 2009, the amount of the Fund’s Floating Rate Notes outstanding and the related collateral were $755,219,000 and $1,010,393,808, respectively. The range of interest rates on the Floating Rate Notes outstanding at March 31, 2009 was 0.42% to 0.84%.

Eaton Vance National Municipals Fund as of M ar c h 31, 2009

NOTES TO FINANCIAL STATEMENTS (Unaudited) CONT’D

The Fund may enter into shortfall and forbearance agreements with the broker by which the Fund agrees to reimburse the broker, in certain circumstances, for the difference between the liquidation value of the Fixed Rate Bond held by the SPV and the liquidation value of the Floating Rate Notes, as well as any shortfalls in interest cash flows. The Fund had no shortfalls as of March 31, 2009.

The Fund may also purchase Inverse Floaters from brokers in a secondary market transaction without first owning the underlying fixed rate bond. Such transactions are not required to be treated as secured borrowings. Shortfall agreements, if any, related to Inverse Floaters purchased in a secondary market transaction are disclosed in the Portfolio of Investments. The Fund’s investment policies and restrictions expressly permit investments in Inverse Floaters. Inverse floating rate securities typically offer the potential for yields exceeding the yields available on fixed rate bonds with comparable credit quality and maturity. These securities tend to underperform the market for fixed rate bonds in a rising long-term interest rate environment, but tend to outperform the market for fixed rate bonds when long-term interest rates decline. The value and income of inverse floating rate securities are generally more volatile than that of a fixed rate bond. The Fund’s investment policies do not allow the Fund to borrow money for purposes of making investments. Management believes that the Fund’s restrictions on borrowing money and issuing senior securities (other than as specifically permitted) do not apply to Floating Rate Notes issued by the SPV and included as a liability in the Fund’s Statement of Assets and Liabilities. As secured indebtedness issued by an SPV, Floating Rate Notes are distinct from the borrowings and senior securities to which the Fund’s restrictions apply. Inverse Floaters held by the Fund are securities exempt from registration under Rule 144A of the Securities Act of 1933.

J Financial Futures Contracts — The Fund may enter into financial futures contracts. The Fund’s investment in financial futures contracts is designed for hedging against changes in interest rates or as a substitute for the purchase of securities. Upon entering into a financial futures contract, the Fund is required to deposit with the broker, either in cash or securities an amount equal to a certain percentage of the purchase price (initial margin). Subsequent payments, known as variation margin, are made or received by the Fund each business day, depending on the daily fluctuations in the value of the underlying security, and are recorded as unrealized gains or losses by the Fund. Gains (losses) are realized upon the expiration or closing of the financial futures contracts. Should market conditions change unexpectedly, the Fund may not achieve the anticipated benefits of the financial futures contracts and may realize a loss. In entering such contracts, the Fund bears the risk if the counterparties do not perform under the contracts’ terms.

K Interest Rate Swaps — The Fund may enter into interest rate swap agreements to enhance return, to hedge against fluctuations in securities prices or interest rates, or as substitution for the purchase or sale of securities. Pursuant to these agreements, the Fund makes periodic payments at a fixed interest rate and, in exchange, receives payments based on the interest rate of a benchmark industry index. During the term of the outstanding swap agreement, changes in the underlying value of the swap are recorded as unrealized gains or losses. The value of the swap is determined by changes in the relationship between two rates of interest. The Fund is exposed to credit loss in the event of non-performance by the swap counterparty. Risk may also arise from movements in interest rates.

L When-Issued Securities and Delayed Delivery Transactions — The Fund may purchase or sell securities on a delayed delivery or when-issued basis. Payment and delivery may take place after the customary settlement period for that security. At the time the transaction is negotiated, the price of the security that will be delivered is fixed. The Fund maintains security positions for these commitments such that sufficient liquid assets will be available to make payments upon settlement. Securities purchased on a delayed delivery or when-issued basis are marked-to-market daily and begin earning interest on settlement date. Losses may arise due to changes in the market value of the underlying securities or if the counterparty does not perform under the contract.

M Statement of Cash Flows — The cash amount shown in the Statement of Cash Flows of the Fund is the amount included in the Fund’s Statement of Assets and Liabilities and represents the cash on hand at its custodian and does not include any short-term investments.

N Interim Financial Statements — The interim financial statements relating to March 31, 2009 and for the six months then ended have not been audited by an independent registered public accounting firm, but in the opinion of the Fund’s management, reflect all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of the financial statements.

2 Distributions to Shareholders

The net investment income of the Fund is determined daily and substantially all of the net investment income so determined is declared as a dividend to shareholders of record at the time of declaration. Distributions are declared separately for each class of shares. Distributions are paid monthly. Distributions of realized capital gains (reduced by available capital loss carryforwards, if any), are made at least annually. Shareholders may reinvest income and

Eaton Vance National Municipals Fund as of M ar c h 31, 2009

NOTES TO FINANCIAL STATEMENTS (Unaudited) CONT’D

capital gain distributions in additional shares of the same class of the Fund at the net asset value as of the reinvestment date or, at the election of the shareholder, receive distributions in cash. The Fund distinguishes between distributions on a tax basis and a financial reporting basis. Accounting principles generally accepted in the United States of America require that only distributions in excess of tax basis earnings and profits be reported in the financial statements as a return of capital. Permanent differences between book and tax accounting relating to distributions are reclassified to paid-in capital.

3 Investment Adviser Fee and Other Transactions with Affiliates

The investment adviser fee is earned by Boston Management and Research (BMR), a subsidiary of Eaton Vance Management (EVM), as compensation for management and investment advisory services rendered to the Fund. The fee is based upon a percentage of average daily net assets plus a percentage of gross income (i.e., income other than gains from the sale of securities) as presented in the following table and is payable monthly.

	Annual	Daily
Daily Net Assets	Asset Rate	Income Rate
Up to $500 million	0.300%	3.00%
$500 million up to $1 billion	0.275%	2.75%
$1 billion up to $1.5 billion	0.250%	2.50%
$1.5 billion up to $2 billion	0.225%	2.25%
$2 billion up to $3 billion	0.200%	2.00%
$3 billion and over	0.175%	1.75%

For the six months ended March 31, 2009, the investment adviser fee amounted to $9,115,759, representing 0.38% (annualized) of the Fund’s average daily net assets.

EVM serves as the administrator of the Fund, but receives no compensation. EVM serves as the sub-transfer agent of the Fund and receives from the transfer agent an aggregate fee based upon the actual expenses incurred by EVM in the performance of these services. For the six months ended March 31, 2009, EVM earned $56,437 in sub-transfer agent fees. The Fund was informed that Eaton Vance Distributors, Inc. (EVD), an affiliate of EVM and the Fund’s principal underwriter, received $230,157 as its portion of the sales charge on sales of Class A shares for the six months ended March 31, 2009. EVD also received distribution and service fees from Class A, Class B and Class C shares (see Note 4) and contingent deferred sales charges (see Note 5).

Except for Trustees of the Fund who are not members of EVM’s or BMR’s organizations, officers and Trustees receive remuneration for their services to the Fund out of the investment adviser fee. Trustees of the Fund who are not affiliated with the investment adviser may elect to defer receipt of all or a percentage of their annual fees in accordance with the terms of the Trustees Deferred Compensation Plan. For the six months ended March 31, 2009, no significant amounts have been deferred. Certain officers and Trustees of the Fund are officers of the above organizations.

4 Distribution Plans

The Fund has in effect a distribution plan for Class A shares (Class A Plan) pursuant to Rule 12b-1 under the 1940 Act. The Class A Plan provides that the Fund will pay EVD a distribution and service fee of 0.25% per annum of its average daily net assets attributable to Class A shares for distribution services and facilities provided to the Fund by EVD, as well as for personal services and/or the maintenance of shareholder accounts. Distribution and service fees paid or accrued to EVD for the six months ended March 31, 2009 amounted to $4,616,651 for Class A shares. The Fund also has in effect distribution plans for Class B shares (Class B Plan) and Class C shares (Class C Plan) pursuant to Rule 12b-1 under the 1940 Act. The Class B and Class C Plans require the Fund to pay EVD amounts equal to 0.75% per annum of its average daily net assets attributable to Class B and Class C shares for providing ongoing distribution services and facilities to the Fund. The Fund will automatically discontinue payments to EVD during any period in which there are no outstanding Uncovered Distribution Charges, which are equivalent to the sum of (i) 5% and 6.25% of the aggregate amount received by the Fund for Class B and Class C shares sold, respectively, plus (ii) interest calculated by applying the rate of 1% over the prevailing prime rate to the outstanding balance of Uncovered Distribution Charges of EVD of each respective class, reduced by the aggregate amount of contingent deferred sales charges (see Note 5) and amounts theretofore paid or payable to EVD by each respective class. For the six months ended March 31, 2009, the Fund paid or accrued to EVD $483,760 and $3,695,473 for Class B and Class C shares, respectively, representing 0.75% (annualized) of the average daily net assets for Class B and Class C shares. At March 31, 2009, the amounts of Uncovered Distribution Charges of EVD calculated under the Class B and Class C Plans were approximately $5,424,000 and $138,735,000, respectively. The Class B and Class C Plans also authorize the Fund to make payments of service fees to EVD, investment dealers and other persons in amounts not exceeding 0.25% per annum of its average daily net assets attributable to that class. Service fees paid or accrued are for personal services and/or the maintenance of shareholder accounts. They are separate and distinct from the Class B and Class C sales commissions and distribution fees and, as such, are not subject to automatic discontinuance when there are no outstanding Uncovered Distribution Charges of EVD. Service fees paid or accrued

Eaton Vance National Municipals Fund as of M ar c h 31, 2009

NOTES TO FINANCIAL STATEMENTS (Unaudited) CONT’D

for the six months ended March 31, 2009 amounted to $167,885 and $1,286,765 for Class B and Class C shares, respectively.

5 Contingent Deferred Sales Charges

A contingent deferred sales charge (CDSC) generally is imposed on redemptions of Class B shares made within six years of purchase and on redemptions of Class C shares made within one year of purchase. Class A shares may be subject to a 1% CDSC if redeemed within eighteen months of purchase (depending on the circumstances of purchase). Generally, the CDSC is based upon the lower of the net asset value at date of redemption or date of purchase. No charge is levied on shares acquired by reinvestment of dividends or capital gain distributions. The CDSC for Class B shares is imposed at declining rates that begin at 5% in the case of redemptions in the first and second year after purchase, declining one percentage point each subsequent year. Class C shares are subject to a 1% CDSC if redeemed within one year of purchase. No CDSC is levied on shares which have been sold to EVM or its affiliates or to their respective employees or clients and may be waived under certain other limited conditions. CDSCs received on Class B and Class C redemptions are paid to EVD to reduce the amount of Uncovered Distribution Charges calculated under the Fund’s Class B and Class C Plans. CDSCs received on Class B and Class C redemptions when no Uncovered Distribution Charges exist are credited to the Fund. For the six months ended March 31, 2009, the Fund was informed that EVD received approximately $319,000, $276,000 and $206,000 of CDSCs paid by Class A, Class B and Class C shareholders, respectively.

6 Purchases and Sales of Investments

Purchases and sales of investments, other than short-term obligations, aggregated $1,228,119,005 and $1,652,031,217, respectively, for the six months ended March 31, 2009.

7 Shares of Beneficial Interest

The Fund’s Declaration of Trust permits the Trustees to issue an unlimited number of full and fractional shares of beneficial interest (without par value). Such shares may be issued in a number of different series (such as the Fund) and classes. Transactions in Fund shares were as follows:

	Six Months Ended
	March 31, 2009	Year Ended
Class A	(Unaudited)	September 30, 2008
Sales	89,509,770	168,275,901
Issued to shareholders electing to
receive payments of distributions in
Fund shares	8,980,347	13,453,410
Redemptions	(98,151,702)	(146,252,881)
Issued in connection with tax-free
reorganization (see Note 13)	17,340,079	—
Exchange from Class B shares	257,128	213,680
Net increase	17,935,622	35,690,110

	Six Months Ended
	March 31, 2009	Year Ended
Class B	(Unaudited)	September 30, 2008
Sales	2,092,146	2,916,826
Issued to shareholders electing to
receive payments of distributions in
Fund shares	271,498	376,514
Redemptions	(2,169,465)	(2,920,149)
Issued in connection with tax-free
reorganization (see Note 13)	1,836,952	—
Exchange to Class A shares	(256,753)	(213,441)
Net increase	1,774,378	159,750

	Six Months Ended
	March 31, 2009	Year Ended
Class C	(Unaudited)	September 30, 2008
Sales	24,256,039	46,817,579
Issued to shareholders electing to
receive payments of distributions in
Fund shares	2,035,659	2,864,292
Redemptions	(25,340,923)	(39,640,879)
Issued in connection with tax-free
reorganization (see Note 13)	381,353	—
Net increase	1,332,128	10,040,992

	Six Months Ended
	March 31, 2009	Year Ended
Class I	(Unaudited)	September 30, 2008
Sales	20,832,850	14,223,878
Issued to shareholders electing to
receive payments of distributions in
Fund shares	488,734	551,703
Redemptions	(16,273,493)	(10,928,779)
Net increase	5,048,091	3,846,802

Eaton Vance National Municipals Fund as of M ar c h 31, 2009

NOTES TO FINANCIAL STATEMENTS (Unaudited) CONT’D

8 Federal Income Tax Basis of Investments The cost and unrealized appreciation (depreciation) of investments of the Fund at March 31, 2009, as determined on a federal income tax basis, were as follows:

Aggregate cost	$6,139,391,150
Gross unrealized appreciation	$3,748,423
Gross unrealized depreciation	(1,045,154,912)
Net unrealized depreciation	$(1,041,406,489)

9 Line of Credit

The Fund participates with other portfolios and funds managed by EVM and its affiliates in a $450 million unsecured line of credit agreement with a group of banks. Borrowings are made by the Fund solely to facilitate the handling of unusual and/or unanticipated short-term cash requirements. Interest is charged to the Fund based on its borrowings at an amount above either the Eurodollar rate or Federal Funds rate. In addition, a fee computed at an annual rate of 0.10% on the daily unused portion of the line of credit is allocated among the participating portfolios and funds at the end of each quarter. At March 31, 2009, the Fund had a balance credit outstanding pursuant to this line of credit of $36,100,000, at an interest rate of 0.80%. The Fund did not have any significant borrowings or allocated fees during the six months ended March 31, 2009.

10 Financial Instruments

The Fund may trade in financial instruments with off-balance sheet risk in the normal course of its investing activities. These financial instruments may include financial futures contracts and interest rate swaps and may involve, to a varying degree, elements of risk in excess of the amounts recognized for financial statement purposes. The notional or contractual amounts of these instruments represent the investment the Fund has in particular classes of financial instruments and does not necessarily represent the amounts potentially subject to risk. The measurement of the risks associated with these instruments is meaningful only when all related and offsetting transactions are considered.

A summary of obligations under these financial instruments outstanding at March 31, 2009 is as follows:

Futures Contracts
					Net
Expiration			Aggregate		Unrealized
Date	Contracts	Position	Cost	Value	Depreciation
6/09	10,000
	U.S. Treasury Bond	Short	$(1,261,843,300)	$(1,297,031,250)	$(35,187,950)

Interest Rate Swaps
Annual
Fixed
	Rate	Floating		Net
Notional	Paid By	Rate Paid	Effective Date/	Unrealized
Counterparty Amount	Fund	To Fund	Termination Date	Depreciation
JPMorgan		3-month	September 14, 2009/
Chase Co. $20,075,000	4.743%	USD-LIBOR-BBA	September 14, 2039	$(5,559,009)

The effective date represents the date on which the Fund and the counterparty to the interest rate swap contract begin interest payment accruals.

At March 31, 2009, the Fund had sufficient cash and/or securities to cover commitments under these contracts.

11 Fair Value Measurements

The Fund adopted FASB Statement of Financial Accounting Standards No. 157 (FAS 157), “Fair Value Measurements”, effective October 1, 2008. FAS 157 established a three-tier hierarchy to prioritize the assumptions, referred to as inputs, used in valuation techniques to measure fair value. The three-tier hierarchy of inputs is summarized in the three broad levels listed below.

  Level 1 – quoted prices in active markets for identical investments

  Level 2 – other significant observable inputs (including quoted prices for similar investments, interest rates, prepayment speeds, credit risk, etc.)

  Level 3 – significant unobservable inputs (including a fund’s own assumptions in determining the fair value of investments)

The inputs or methodology used for valuing securities are not necessarily an indication of the risk associated with investing in those securities.

		Investments in	Other Financial
	Valuation Inputs	Securities	Instruments*
Level 1	Quoted Prices	$—	$(35,187,950)
Level 2	Other Significant Observable Inputs	5,853,203,661	(5,559,009)
Level 3	Significant Unobservable Inputs	—	—
Total		$5,853,203,661	$(40,746,959)

*	Other financial instruments are futures and swap contracts not reflected in the Portfolio of Investments, which are valued at the unrealized appreciation (depreciation) on the instrument.

The Fund held no investments or other financial instruments as of September 30, 2008 whose fair value was determined using Level 3 inputs.

Eaton Vance National Municipals Fund as of M ar c h 31, 2009

NOTES TO FINANCIAL STATEMENTS (Unaudited) CONT’D

12 Recently Issued Accounting Pronouncement

In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161 (FAS 161), “Disclosures about Derivative Instruments and Hedging Activities”. FAS 161 requires enhanced disclosures about an entity’s derivative and hedging activities, including qualitative disclosures about the objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk related contingent features in derivative instruments. FAS 161 is effective for fiscal years and interim periods beginning after November 15, 2008. Management is currently evaluating the impact the adoption of FAS 161 will have on the Fund’s financial statement disclosures.

13 Reorganization

As of the close of business on November 21, 2008, the Fund acquired the net assets of Eaton Vance Florida Plus Municipals Fund (Florida Plus Fund) pursuant to a plan of reorganization approved by the shareholders of Florida Plus Fund. The acquisition was accomplished by a tax-free exchange of 17,340,079 shares of Class A of the Fund (valued at $139,258,179) for the 17,188,093 shares of Class A of Florida Plus Fund, 1,836,952 shares of Class B of the Fund (valued at $14,756,605) for the 1,775,751 shares of Class B of Florida Plus Fund, and 381,353 shares of Class C of the Fund (valued at $3,063,562) for the 368,500 shares of Class C of Florida Plus Fund, each outstanding on November 21, 2008. The aggregate net assets of the Fund immediately before the acquisition were $4,679,552,499. The net assets of Florida Plus Fund at that date of $157,078,346, including $29,659,755 of unrealized depreciation, were combined with those of the Fund, resulting in combined net assets of $4,836,630,845.

14 Subsequent Event — Proposed Plan of Reorganization

On April 27, 2009, the Trustees of the Trust approved an Agreement and Plan of Reorganization whereby the Fund would acquire substantially all the assets and assume substantially all the liabilities of Eaton Vance Hawaii Municipals Fund, Eaton Vance Mississippi Municipals Fund and Eaton Vance West Virginia Municipals Fund (collectively, the Acquired Funds) in exchange for shares of the Fund. The proposed reorganization is subject to approval by the shareholders of each Acquired Fund.

Eaton Vance National Municipals Fund

SPECIAL MEETIN G OF SHAREHOLDERS (Unaudited)

The Fund held a Special Meeting of Shareholders on November 14, 2008 to elect Trustees. The results of the vote were as follows:

	Number of Shares
Nominee for Trustee	For	Withheld
Benjamin C. Esty	529,504,149	13,858,547
Thomas E. Faust Jr.	529,370,520	13,992,176
Allen R. Freedman	529,263,064	14,099,633
William H. Park	529,570,409	13,792,287
Ronald A. Pearlman	529,385,872	13,976,825
Helen Frame Peters	529,784,845	13,577,851
Heidi L. Steiger	529,441,021	13,921,675
Lynn A. Stout	529,533,328	13,829,369
Ralph F. Verni	529,561,271	13,801,426

Eaton Vance National Municipals Fund

BOARD OF TRUSTEES’ ANNUAL APPROVAL OF THE INVESTMENT ADVISORY AGREEMENT

Overview of the Contract Review Process

The Investment Company Act of 1940, as amended (the “1940 Act”), provides, in substance, that each investment advisory agreement between a fund and its investment adviser will continue in effect from year to year only if its continuance is approved at least annually by the fund’s board of trustees, including by a vote of a majority of the trustees who are not “interested persons” of the fund (“Independent Trustees”), cast in person at a meeting called for the purpose of considering such approval.

At a meeting of the Boards of Trustees (each a “Board”) of the Eaton Vance group of mutual funds (the “Eaton Vance Funds”) held on April 21, 2008, the Board, including a majority of the Independent Trustees, voted to approve continuation of existing advisory and sub-advisory agreements for the Eaton Vance Funds for an additional one-year period. In voting its approval, the Board relied upon the affirmative recommendation of the Contract Review Committee of the Board (formerly the Special Committee), which is a committee comprised exclusively of Independent Trustees. Prior to making its recommendation, the Contract Review Committee reviewed information furnished for a series of meetings of the Contract Review Committee held in February, March and April 2008. Such information included, among other things, the following:

Information about Fees, Performance and Expenses

  An independent report comparing the advisory and related fees paid by each fund with fees paid by comparable funds;

  An independent report comparing each fund’s total expense ratio and its components to comparable funds;

  An independent report comparing the investment performance of each fund to the investment performance of comparable funds over various time periods;

  Data regarding investment performance in comparison to relevant peer groups of funds and appropriate indices;

  Comparative information concerning fees charged by each adviser for managing other mutual funds and institutional accounts using investment strategies and techniques similar to those used in managing the fund;

  Profitability analyses for each adviser with respect to each fund;

Information about Portfolio Management

  Descriptions of the investment management services provided to each fund, including the investment strategies and processes employed, and any changes in portfolio management processes and personnel;

  Information concerning the allocation of brokerage and the benefits received by each adviser as a result of brokerage allocation, including information concerning the acquisition of research through “soft dollar” benefits received in connection with the funds’ brokerage, and the implementation of a soft dollar reimbursement program established with respect to the funds;

  Data relating to portfolio turnover rates of each fund;

  The procedures and processes used to determine the fair value of fund assets and actions taken to monitor and test the effectiveness of such procedures and processes;

Information about each Adviser

  Reports detailing the financial results and condition of each adviser;

  Descriptions of the qualifications, education and experience of the individual investment professionals whose responsibilities include portfolio management and investment research for the funds, and information relating to their compensation and responsibilities with respect to managing other mutual funds and investment accounts;

  Copies of the Codes of Ethics of each adviser and its affiliates, together with information relating to compliance with and the administration of such codes;

  Copies of or descriptions of each adviser’s proxy voting policies and procedures;

  Information concerning the resources devoted to compliance efforts undertaken by each adviser and its affiliates on behalf of the funds (including descriptions of various compliance programs) and their record of compliance with investment policies and restrictions, including policies with respect to market-timing, late trading and selective portfolio disclosure, and with policies on personal securities transactions;

  Descriptions of the business continuity and disaster recovery plans of each adviser and its affiliates;

Other Relevant Information

  Information concerning the nature, cost and character of the administrative and other non-investment management services provided by Eaton Vance Management and its affiliates;

  Information concerning management of the relationship with the custodian, subcustodians and fund accountants by each adviser or the funds’ administrator; and

  The terms of each advisory agreement.

Eaton Vance National Municipals Fund

BOARD OF TRUSTEES’ ANNUAL APPROVAL OF THE INVESTMENT ADVISORY AGREEMENT CONT’D

In addition to the information identified above, the Contract Review Committee considered information provided from time to time by each adviser throughout the year at meetings of the Board and its committees. Over the course of the twelve-month period ended April 30, 2008, the Board met eleven times and the Contract Review Committee, the Audit Committee and the Governance Committee, each of which is a Committee comprised solely of Independent Trustees, met twelve, seven and five times, respectively. At such meetings, the Trustees received, among other things, presentations by the portfolio managers and other investment professionals of each adviser relating to the investment performance of each fund and the investment strategies used in pursuing the fund’s investment objective. The Portfolio Management Committee and the Compliance Reports and Regulatory Matters Committee are newly established and did not meet during the twelve-month period ended April 30, 2008.

For funds that invest through one or more underlying portfolios, the Board considered similar information about the portfolio(s) when considering the approval of advisory agreements. In addition, in cases where the fund’s investment adviser has engaged a sub-adviser, the Board considered similar information about the sub-adviser when considering the approval of any sub-advisory agreement.

The Contract Review Committee was assisted throughout the contract review process by Goodwin Procter LLP, legal counsel for the Independent Trustees. The members of the Contract Review Committee relied upon the advice of such counsel and their own business judgment in determining the material factors to be considered in evaluating each advisory and sub-advisory agreement and the weight to be given to each such factor. The conclusions reached with respect to each advisory and sub-advisory agreement were based on a comprehensive evaluation of all the information provided and not any single factor. Moreover, each member of the Contract Review Committee may have placed varying emphasis on particular factors in reaching conclusions with respect to each advisory and sub-advisory agreement.

Results of the Process

Based on its consideration of the foregoing, and such other information as it deemed relevant, including the factors and conclusions described below, the Contract Review Committee concluded that the continuance of the investment advisory agreement of the Eaton Vance National Municipals Fund (the “Fund”) with Boston Management and Research (the “Adviser”), including its fee structure, is in the interests of shareholders and, therefore, the Contract Review Committee recommended to the Board approval of the agreement. The Board accepted the recommendation of the Contract Review Committee as well as the factors considered and conclusions reached by the Contract Review Committee with respect to the agreement. Accordingly, the Board, including a majority of the Independent Trustees, voted to approve continuation of the investment advisory agreement for the Fund.

Nature, Extent and Quality of Services

In considering whether to approve the investment advisory agreement of the Fund, the Board evaluated the nature, extent and quality of services provided to the Fund by the Adviser.

The Board considered the Adviser’s management capabilities and investment process with respect to the types of investments held by the Fund, including the education, experience and number of its investment professionals and other personnel who provide portfolio management, investment research, and similar services to the Fund. In particular, the Board evaluated, where relevant, the abilities and experience of such investment personnel in analyzing factors such as credit risk, tax efficiency, and special considerations relevant to investing in municipal bonds. Specifically, the Board considered the Adviser’s large municipal bond team, which includes portfolio managers and credit specialists who provide services to the Fund. The Board also took into account the resources dedicated to portfolio management and other services, including the compensation paid to recruit and retain investment personnel, and the time and attention devoted to the Fund by senior management.

The Board reviewed the compliance programs of the Adviser and relevant affiliates thereof. Among other matters, the Board considered compliance and reporting matters relating to personal trading by investment personnel, selective disclosure of portfolio holdings, late trading, frequent trading, portfolio valuation, business continuity and the allocation of investment opportunities. The Board also evaluated the responses of the Adviser and its affiliates to requests from regulatory authorities such as the Securities and Exchange Commission.

The Board considered shareholder and other administrative services provided or managed by Eaton Vance Management and its affiliates, including transfer agency and accounting services. The Board evaluated the benefits to shareholders of investing in a fund that is a part of a large family of funds, including the ability, in many cases, to exchange an investment among different funds without incurring additional sales charges.

After consideration of the foregoing factors, among others, the Board concluded that the nature, extent and quality of services provided by the Adviser, taken as a whole, are appropriate and consistent with the terms of the investment advisory agreement.

Eaton Vance National Municipals Fund

BOARD OF TRUSTEES’ ANNUAL APPROVAL OF THE INVESTMENT ADVISORY AGREEMENT CONT’D

Fund Performance

The Board compared the Fund’s investment performance to a relevant universe of similarly managed funds identified by an independent data provider and appropriate benchmark indices. The Board reviewed comparative performance data for the one-, three-, five- and ten- year periods ended September 30, 2007 for the Fund. On the basis of the foregoing and other relevant information, the Board concluded that the performance of the Fund was satisfactory.

Management Fees and Expenses

The Board reviewed contractual investment advisory fee rates, including any administrative fee rates, payable by the Fund (referred to collectively as “management fees”). As part of its review, the Board considered the Fund’s management fee and total expense ratio for the year ended September 30, 2007, as compared to a group of similarly managed funds selected by an independent data provider. The Board considered the fact that the Adviser had waived fees and/or paid expenses for the Fund.

After reviewing the foregoing information, and in light of the nature, extent and quality of the services provided by the Adviser, the Board concluded with respect to the Fund that the management fees charged to the Fund for advisory and related services and the total expense ratio of the Fund are reasonable.

Profitability

The Board reviewed the level of profits realized by the Adviser and, if applicable, its affiliates in providing investment advisory and administrative services to the Fund and to all Eaton Vance Funds as a group. The Board considered the level of profits realized without regard to revenue sharing or other payments by the Adviser and its affiliates to third parties in respect of distribution services. The Board also considered other direct or indirect benefits received by the Adviser in connection with its relationship with the Fund.

The Board concluded that, in light of the foregoing factors and the nature, extent and quality of the services rendered, the profits realized by the Adviser and its affiliates are reasonable.

Economies of Scale

In reviewing management fees and profitability, the Board also considered the extent to which the Adviser and its affiliates, on the one hand, and the Fund, on the other hand, can expect to realize benefits from economies of scale as the assets of the Fund increase. The Board acknowledged the difficulty in accurately measuring the benefits resulting from the economies of scale with respect to the management of any specific fund or group of funds. The Board reviewed data summarizing the increases and decreases in the assets of the Fund and of all Eaton Vance Funds as a group over various time periods, and evaluated the extent to which the total expense ratio of the Fund and the Adviser’s profitability may have been affected by such increases or decreases. Based upon the foregoing, the Board concluded that the benefits from economies of scale are currently being shared equitably by the Adviser and the Fund. The Board also concluded that the structure of the advisory fee, which includes breakpoints at several asset levels, can be expected to cause the Adviser and its affiliates and the Fund to continue to share such benefits equitably.

Eaton Vance National Municipals Fund

OF F ICERS   A N D   T RUS T EES

Officers	Trustees
Robert B. MacIntosh	Ralph F. Verni
President	Chairman

William H. Ahern, Jr.	Benjamin C. Esty
Vice President
Thomas E. Faust Jr.
Craig R. Brandon
Vice President	Allen R. Freedman

Cynthia J. Clemson	William H. Park
Vice President
Ronald A. Pearlman

Thomas M. Metzold	Helen Frame Peters
Vice President
Heidi L. Steiger
Adam A. Weigold
Vice President	Lynn A. Stout

Barbara E. Campbell
Treasurer

Maureen A. Gemma
Secretary and Chief Legal Officer

Paul M. O’Neil
Chief Compliance Officer

This Page Intentionally Left Blank

This Page Intentionally Left Blank

This Page Intentionally Left Blank

Investment Adviser of Eaton Vance National Municipals Fund
Boston Management and Research

Two International Place
Boston, MA 02110

Administrator of Eaton Vance National Municipals Fund
Eaton Vance Management

Two International Place
Boston, MA 02110

Principal Underwriter
Eaton Vance Distributors, Inc.

Two International Place
Boston, MA 02110
(617) 482-8260

Custodian
State Street Bank and Trust Company

200 Clarendon Street
Boston, MA 02116

Transfer Agent
PNC Global Investment Servicing

Attn: Eaton Vance Funds
P.O. Box 9653
Providence, RI 02940-9653
(800) 262-1122

Eaton Vance Municipals Trust
Two International Place
Boston, MA 02110

     This report must be preceded or accompanied by a current prospectus. Before investing, investors should consider carefully the Fund’s investment objective(s), risks, and charges and expenses. The Fund’s current prospectus contains this and other information about the Fund and is available through your financial advisor. Please read the prospectus carefully before you invest or send money. For further information please call 1-800-262-1122.

448-5/09	HMSRC